Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x

:
In re:	:	Chapter 11
:
NII Holdings, Inc., et al.,[1]	:	Case No. 14-12611 (SCC)
:
Debtors.	:	(Jointly Administered)
:
x

FIRST AMENDED JOINT PLAN OF REORGANIZATION

PROPOSED BY THE DEBTORS AND DEBTORS IN POSSESSION

AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Scott J. Greenberg	Kenneth H. Eckstein
Lisa Laukitis	Adam C. Rogoff
JONES DAY	Stephen D. Zide
222 East 41st Street	KRAMER LEVIN NAFTALIS & FRANKEL LLP
New York, New York 10017	1177 Avenue of the Americas
Telephone: (212) 326-3939	New York, New York 10036
Facsimile: (212) 755-7306	Telephone: (212) 715-9100
Facsimile: (212) 715-8100
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ATTORNEYS FOR THE OFFICIAL
David G. Heiman (admitted pro hac vice)	COMMITTEE OF UNSECURED CREDITORS
Carl E. Black (admitted pro hac vice)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212

ATTORNEYS FOR THE DEBTORS
AND DEBTORS IN POSSESSION

Dated: June 19, 2015

1	The Debtors in the jointly administered bankruptcy cases are comprised of the following thirteen entities (the last four digits of their respective U.S. taxpayer identification numbers follow in parentheses): NII Holdings, Inc. (1412); Nextel International (Services), Ltd. (6566); NII Capital Corp. (6843); NII Aviation, Inc. (6551); NII Funding Corp. (6265); NII Global Holdings, Inc. (1283); NII International Telecom S.C.A. (7498); NII International Holdings S.à r.l. (N/A); NII International Services S.à r.l. (6081); Airfone Holdings, LLC (1746); McCaw International (Brazil), LLC (1850); NII Mercosur, LLC (4079); and NIU Holdings LLC (5902). The location of the Debtors' corporate headquarters and the Debtors' service address is: 1875 Explorer Street, Suite 800, Reston, VA 20190.

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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TABLE OF EXHIBITS1

Exhibit A – Registration Rights Agreement

Exhibit B – Revised NII Holdings Certificate of Incorporation

Exhibit C – Revised NII Holdings Bylaws

Exhibit D – New Directors of Reorganized NII Holdings

Exhibit E – Form of Management Incentive Plan

Exhibit F – Amendments to Operating Company Credit Agreements

Exhibit G – Executory Contracts and Unexpired Leases to be Assumed

Exhibit H – New NII-ATC Guaranty

Exhibit I – Retained Causes of Action

[1]	The Exhibits not initially appended to the Plan will be Filed as part of the Plan Supplement. All Exhibits will be made available, free of charge, on the Document Website once they are filed. Copies of all Exhibits may be obtained from the Notice and Claims Agent by calling 1-844-224-1140 (toll-free). The Plan Proponents reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed and shall promptly make such changes available on the Document Website.

INTRODUCTION

NII Holdings, Inc., Nextel International (Services), Ltd., NII Capital Corp., NII Aviation, Inc., NII Funding Corp., NII Global Holdings, Inc., NII International Telecom S.C.A., NII International Holdings S.à r.l., NII International Services S.à r.l., Airfone Holdings, LLC, McCaw International (Brazil), LLC, NII Mercosur, LLC and NIU Holdings LLC, as debtors and debtors in possession (collectively, the "Debtors"), and the Creditors' Committee (together with the Debtors, the "Plan Proponents") propose this first amended joint plan of reorganization for the resolution of Claims against and Interests in each of the Debtors pursuant to chapter 11 of the Bankruptcy Code. The Debtors and the Creditors' Committee are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtors' assets, liabilities, history, business, results of operations, historical financial information, projections of future operations and for a summary of the Plan and the distributions to be made thereunder.

Other agreements and documents supplementing the Plan are appended as Exhibits hereto and have been or will be Filed with the Bankruptcy Court. These supplemental agreements and documents are referenced in the Plan and the Disclosure Statement and will be available for review.

ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE DISCLOSURE STATEMENT IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, IN BANKRUPTCY RULE 3019 AND IN THE PLAN, THE PLAN PROPONENTS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

I.	DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A.	Defined Terms

Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth below. Any term that is not defined in this Plan, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.           "Administrative Claim" means a Claim against a Debtor or its Estate arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b), 503(c), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (d) all Intercompany Administrative Claims.

2.           "Administrative Claims Bar Date" means the date that is thirty (30) days after the entry of the Confirmation Order.

3.           "Administrative Claims Objection Deadline" means the date that is sixty (60) days after the Effective Date.

4.           "Affiliate" has the meaning set forth in section 101(2) of the Bankruptcy Code.

5.           "Allowed" means with respect to Claims: (a) any Claim (i) for which a Proof of Claim has been timely filed on or before the applicable Claims Bar Date (or that by the Bankruptcy Code or Final Order is not or shall not be required to be filed) or (ii) that is listed in the Schedules as of the Effective Date as not disputed, not contingent and not unliquidated, and for which no Proof of Claim has been timely filed; provided that, in each case, any such Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or such an objection has been interposed and the Claim has been thereafter Allowed by a Final Order; or (b) any Claim Allowed pursuant to the Plan, a Final Order of the Bankruptcy Court (including pursuant to any stipulation approved by the Bankruptcy Court) and any Stipulation of Amount and Nature of Claim; provided, further, that the Claims described in clauses (a) and (b) above shall not include any Claim on account of a right, option, warrant, right to convert or other right to purchase an Equity Interest. Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder.

6.           "Allowed Capco Note Claims Amount" means $2,858,127,778.

7.           "Allowed Luxco Note Claims Amount" means $1,694,882,000.

8.           "Allowed TG Claims Amount" means $285,129,687.50.

9.           "ATC" shall mean, collectively, American Tower Corporation and the ATC Counterparties.

10.         "ATC Counterparties" means, collectively, (a) American Tower do Brasil – Cessão de Infraestruturas Ltda. and (b) MATC Digital S. de R.L. de C.V.

11.         "Aurelius" means, collectively, those Entities managed by Aurelius Capital Management, LP that have executed the Plan Support Agreement.

12.         "Avoidance Claims" means any and all Claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action, avoidance powers or rights, Liabilities of any nature whatsoever and legal or equitable remedies that could be asserted (a) against any of the Debtors by or on behalf of any other Debtor or any creditor thereof, (b) against NIU, as assigned to NIU Holdings LLC pursuant to the Mexico Sale Order, by or on behalf of any of the Debtors or any creditor thereof or (c) against any direct or indirect non-Debtor subsidiary of NII Holdings by or on behalf of any of the Debtors or any creditors thereof, in each case, including, without limitation, pursuant to chapter 5 of the Bankruptcy Code, and shall include the Identified Avoidance Claims.

13.         "Ballot" means the applicable form or forms of ballot(s) distributed to Holders of Claims entitled to vote on the Plan and on which the acceptance or rejection of the Plan is to be indicated.

14.         "Bankruptcy Code" means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to these Chapter 11 Cases.

15.         "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the bankruptcy unit of such District Court.

16.         "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

17.         "Brazil Equipment Financing Agent" shall have the meaning ascribed to the term "Administrative Agent" in the NII Brazil CDB Agreements.

18.         "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

19.         "Capco" means NII Capital Corp.

20.         "Capco 7.625% Note Indenture" means that Indenture dated as of March 29, 2011 among Capco (as issuer), each of the Capco Guarantors (as guarantors thereto) and Wilmington Savings Fund Society, FSB (as successor trustee) and all amendments, supplements or modifications thereto and extensions thereof.

21.         "Capco 7.625% Notes" means the 7.625% senior notes due 2021 in the aggregate principal amount of $1,450,000,000 issued pursuant to the Capco 7.625% Note Indenture.

22.         "Capco 8.875% Note Indenture" means that Indenture dated as of December 15, 2009 among Capco (as issuer), each of the Capco Guarantors (as guarantors thereto) and U.S. Bank National Association (as successor trustee) and all amendments, supplements or modifications thereto and extensions thereof.

23.         "Capco 8.875% Notes" means the 8.875% senior notes due 2019 in the aggregate principal amount of $500,000,000 issued pursuant to the Capco 8.875% Note Indenture.

24.         "Capco 10% Note Indenture" means that Indenture dated as of August 18, 2009 among Capco (as issuer), each of the Capco Guarantors (as guarantors thereto) and Wilmington Savings Fund Society, FSB (as successor trustee) and all amendments, supplements or modifications thereto and extensions thereof.

25.         "Capco 10% Notes" means the 10% senior notes due 2016 in the aggregate principal amount of $800,000,000 issued pursuant to the Capco 10% Note Indenture.

26.         "Capco Cash Allocation" means the amount of Cash equal to Total Distributable Cash less the sum of (i) the TG Claims Cash Allocation and (ii) the Luxco Notes Cash Allocation.

27.         "Capco Debtor Group" means the Debtor Group consisting of Capco.

28.         "Capco Distributable Value Allocation" means the amount equal to 29.61% multiplied by the Plan Distributable Value, which shall be in the form of (1) the Capco Stock Allocation, subject to dilution by any Management Incentive Plan Shares, and (2) the Capco Cash Allocation.

29.         "Capco Guarantors" means NII Holdings, NIS, NII Aviation, Inc., NII Funding Corp. and NII Global Holdings, Inc.

30.         "Capco Guarantors Debtor Group" means the Debtor Group consisting of NIS, NII Aviation, Inc., NII Funding Corp. and NII Global Holdings, Inc.

31.         "Capco Indentures" means, collectively, the Capco 10% Note Indenture, the Capco 8.875% Note Indenture and the Capco 7.625% Note Indenture.

32.         "Capco Intercompany Note" means that certain promissory note dated August 31, 2011 issued by Luxco to Capco in the original principal amount of $644,000,000.

33.         "Capco Note Claims" means any Claim against Capco or any of the Capco Guarantors under or evidenced by the Capco 7.625% Note Indenture, the Capco 7.625% Notes, the Capco 8.875% Note Indenture, the Capco 8.875% Notes, the Capco 10% Note Indenture or the Capco 10% Notes, including Claims related to any obligations of any Capco Guarantors with respect to any of the foregoing.

34.         "Capco Notes" means, collectively, the Capco 7.625% Notes, the Capco 8.875% Notes and the Capco 10% Notes.

35.         "Capco Stock Allocation" means the number of shares of Reorganized NII Common Stock equal to the Initial Share Pool multiplied by the Capco Stock Allocation Percentage.

36.         "Capco Stock Allocation Percentage" means the result, expressed as a percentage, of subtracting from 100% (x) the TG Claims Stock Allocation Percentage and (y) the Luxco Notes Stock Allocation Percentage.

37.         "Capital Group" means, collectively, those Entities managed by Capital Research and Management Company that have executed the Plan Support Agreement.

38.         "Cash" means the lawful currency of the United States of America and equivalents thereof.

39.         "CDB Amended Guarantee" means the Parent Guaranty dated September 25, 2013 by NII Holdings in favor of the Brazil Equipment Financing Agent, as amended in accordance with that certain Amendment to Parent Guaranty dated December 5, 2014 between NII Holdings and the Brazil Equipment Financing Agent.

40.         "CDB Documents" means, collectively, the (a) CDB Guarantee, (b) CDB Loan Subordination Agreement and (c) CDB Shareholder Undertaking Agreement.

41.         "CDB Documents Claims" means any Claim against NII Holdings under or evidenced by any of the CDB Documents, including any obligations of NII Holdings with respect thereto.

42.         "CDB Guarantee" means the Parent Guaranty dated September 25, 2013 by NII Holdings in favor of the Brazil Equipment Financing Agent.

43.         "CDB Loan Subordination Agreement" means the Loan Subordination Agreement dated December 12, 2013 between Luxco and the Brazil Equipment Financing Agent.

44.         "CDB Shareholder Undertaking Agreement" means the Shareholder Undertaking Agreement dated April 20, 2012 between NII Holdings and the Brazil Equipment Financing Agent, in each case, as amended, supplemented or modified from time to time.

45.         "Chapter 11 Cases" means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors in the Bankruptcy Court.

46.         "Claim" means a claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor.

47.         "Claims Bar Date" means, as applicable, the Administrative Claims Bar Date and any other date or dates to be established by an Order of the Bankruptcy Court by which Proofs of Claim must be filed, including the general bar date of December 23, 2014 as set forth in the Order, Pursuant to Sections 105, 501 and 503 of the Bankruptcy Code, Bankruptcy Rules 2002 and 3003(c)(3) and Local Bankruptcy Rule 3003-1, Establishing Bar Dates for Filing Proofs of Claim and Approving Form and Manner of Notice Thereof [Docket No. 218].

48.         "Class" means a class of Claims or Interests, as described in Section II.

49.         "Confirmation" means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

50.         "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

51.         "Confirmation Hearing" means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan, as such hearing may be continued from time to time.

52.         "Confirmation Order" means the order of the Bankruptcy Court, which shall be in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders, confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

53.         "Consenting Noteholders" shall mean Aurelius, Capital Group, the members of the Luxco Group and any transferee of the Prepetition Notes that becomes a party to the Plan Support Agreement in accordance with section 3.04 thereof.

54.         "Convenience Claims" means General Unsecured Claims against any of the Debtors that otherwise would be classified in Classes 8A, 8B or 8C, but, with respect to each such Claim, either (a) the aggregate amount of such Claim is equal to or less than $20,000 or (b) the aggregate amount of such Claim is reduced to $20,000 pursuant to an election by the Holder of a Claim made on the Ballot provided for voting on the Plan by the Voting Deadline; provided, however, that where any portion(s) of a single Claim has been transferred to a transferee, (a) the amount of all such portions will be aggregated to determine whether a Claim qualifies as a Convenience Claim and for purposes of the Convenience Claim election and (b) unless all transferees make the Convenience Claim election on the applicable Ballots, the Convenience Claim election will not be recognized for such Claim.

55.         "Creditors' Committee" shall mean the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

56.         "Debtor Group" has the meaning given to it in Section II.B.1.

57.         "Debtors" means, collectively, NII Holdings, NIS, Capco, NII Aviation, Inc., NII Funding Corp., NII Global Holdings, Inc., Luxco, NII International Holdings S.à r.l., NII International Services S.à r.l., Airfone Holdings, LLC, McCaw International (Brazil), LLC, NIU Holdings LLC, NII Mercosur, LLC and, with respect to matters preceding the dismissal of its Chapter 11 Case, NIU.

58.         "DIP Agent" means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.

59.         [Reserved.]

60.         "DIP Credit Agreement" means that certain Debtor-in-Possession Credit and Security Agreement, dated as of March 23, 2015 (as the same may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto) among Luxco (as borrower), the Guarantors (as defined in the DIP Credit Agreement), the DIP Agent and the DIP Lenders party thereto.

61.         "DIP Lenders" means, collectively, those entities identified as "Lenders" in the DIP Credit Agreement and their respective permitted successors and assigns (solely in their capacity as "Lenders" under the DIP Credit Agreement).

62.         "DIP Order" means the Order, Pursuant to 11 U.S.C. §§ 105, 362, 363 and 364, Rules 4001 and 9014 of the Federal Rules of Bankruptcy Procedure and Rule 4001-2 of the Local Bankruptcy Rules for the Southern District of New York: (A) Authorizing Debtors to Obtain Postpetition Financing and (B) Granting Related Relief, entered on March 23, 2015 [Docket No. 573], as such order may be amended from time to time.

63.         "Disclosure Statement" means the Disclosure Statement for the First Amended Joint Plan of Reorganization Proposed by the Plan Debtors and Debtors in Possession and the Official Committee of Unsecured Creditors, dated April 20, 2015 (including all exhibits and schedules thereto or referenced therein), that has been prepared and distributed by the Plan Proponents, pursuant to section 1125(g) of the Bankruptcy Code, as the same may be amended, modified or supplemented, and which is in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

64.         "Disclosure Statement Order" means an order entered by the Bankruptcy Court, which shall be a Final Order and which shall be in form and substance reasonably satisfactory to the Plan Proponents and each of the Requisite Consenting Noteholders, approving, among other things, the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code, authorizing solicitation of the Disclosure Statement and the Plan and approving related solicitation materials.

65.         "Disputed Claim" means any portion of a Claim (a) that is neither an Allowed Claim nor a disallowed Claim, (b) that is listed as disputed, contingent or unliquidated on the Schedules or that is otherwise subject to an objection or (c) for which a Proof of Claim has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors have, or any party in interest entitled to do so has, interposed a timely objection or request for estimation, which objection or request for estimation has not been withdrawn or determined by a Final Order.

66.         "Distribution Record Date" means the date for determining which Holders of Allowed Claims or Interests are eligible to receive distributions hereunder, which, unless otherwise specified, shall be the Voting Deadline; provided, however, that the Distribution Record Date shall not apply to Holders of Allowed Luxco Note Claims, Allowed Capco Note Claims and Allowed Transferred Guarantor Claims.

67.         "Document Website" means the internet site address https://cases.primeclerk.com/nii at which all of the exhibits and schedules to the Plan and the Disclosure Statement will be available to any party in interest and the public, free of charge.

68.         "DTC" means The Depository Trust Company.

69.         "Effective Date" means the day selected by the Debtors that is a Business Day as soon as reasonably practicable after the Confirmation Date on which all conditions to the Effective Date in Section VII.B shall have been satisfied or waived in accordance with Section VII.C and, if a stay of the Confirmation Order is in effect, such stay shall have expired, dissolved, or been lifted.

70.         "Entity" means an individual, firm, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or any political subdivision thereof, or other person or entity.

71.         "Estate" means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

72.         "Executory Contract" or "Unexpired Lease" means a contract or lease to which a Debtor is a party that is subject to assumption, assumption and assignment or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda or supplements thereto or restatements thereof.

73.         "Exhibit" means an exhibit attached to this Plan or included in the Plan Supplement.

74.         "Fee Claim" means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Chapter 11 Cases.

75.         "Fee Order" means any order establishing procedures for interim compensation and reimbursement of expenses of Professionals that may be entered by the Bankruptcy Court.

76.         "File," "Filed" or "Filing" means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

77.         "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

78.         "General Unsecured Claim" means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim, Secured Claim, Sale-Leaseback Guaranty Claim, CDB Documents Claim, Capco Note Claim, Luxco Note Claim, Transferred Guarantor Claim, Section 510 Claim, Prepetition Intercompany Claim or a Non-Debtor Affiliate Claim.

79.         "Holder" means an Entity holding a Claim or Interest, as the context requires.

80.         "Holdings Debtor Group" means the Debtor Group consisting of NII Holdings.

81.         "Holdings Sale-Leaseback Guarantees" means (a) that certain Guaranty of Obligations, dated March 23, 2005, by NII Holdings in favor of MATC Celular, S. de R.L. de C.V. (n/k/a MATC Digital S. de R.L. de C.V.), (b) that certain Guaranty of Obligations, dated March 22, 2005, by NII Holdings in favor of American Tower do Brasil – Cessão de Infraestruturas Ltda., and all amendments, supplements or modifications of any of the foregoing and extensions thereof and (c) any other guarantees given by NII Holdings in favor of ATC or any of its affiliates, in each case, as amended, supplemented or modified from time to time.

82.         "Identified Avoidance Claims" means all potential Avoidance Claims related to or arising from (a) the guarantees by NII Holdings of the Luxco Notes; (b) the subordination of the right of Capco to payment under the terms of the Capco Intercompany Note to the payment of the Luxco Notes, (c) the release and/or transfer of approximately $614 million of receivables that were owed to NII Holdings by Nextel Telecomunicações Ltda. and transferred to Luxco on or about February 28, 2013, (d) the release and/or transfer of approximately $48 million owed to NII Holdings, NIS and NII Funding Corp. from McCaw International (Brazil), LLC and (e) the release by NIS and NII Holdings of approximately $93 million in intercompany receivables owed to them by Nextel del Peru S.A.

83.         "Impaired" means, when used in reference to a Claim or an Interest, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

84.         "Indenture Trustees" means (a) Wilmington Trust, National Association, (b) Wilmington Savings Fund Society, FSB or (c) U.S. Bank National Association.

85.         "Initial Share Pool" means 100,000,000 shares of Reorganized NII Common Stock issued and outstanding as of the Effective Date and distributed to Holders of Allowed Transferred Guarantor Claims, Allowed Luxco Note Claims and Allowed Capco Note Claims.

86.         "Intercompany Administrative Claim" means any Allowed Claim (a) of any Debtor against another Debtor or (b) of any Debtor against NIU, as assigned to NIU Holdings LLC pursuant to the Mexico Sale Order, (c) of any Non-Debtor Affiliate against a Debtor or (d) of any Non-Debtor Affiliate against NIU, as assigned to NIU Holdings LLC pursuant to the Mexico Sale Order, in each case, arising from and after the Petition Date through and including the Effective Date.

87.         "Interest" means the rights of the Holders of the common stock, membership interests or partnership interests issued by a Debtor and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto, or any other instruments evidencing an ownership interest in a Debtor and the rights of any Entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidation preferences; and (c) stock options and warrants.

88.         "Lead Plaintiff" means those parties designated as the lead plaintiff in the Securities Litigation.

89.         "Liabilities" means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Recovery Actions, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction or agreement.

90.         "Luxco" means NII International Telecom S.C.A.

91.         "Luxco 7.875% Note Indenture" means that Indenture dated as of May 23, 2013 among Luxco (as issuer), NII Holdings (as guarantor), and Wilmington Trust, National Association (as trustee) and all amendments, supplements or modifications thereto and extensions thereof.

92.         "Luxco 7.875% Notes" means the 7.875% senior notes due 2019 in the aggregate principal amount of $700,000,000 issued pursuant to the Luxco 7.875% Note Indenture.

93.         "Luxco 11.375% Note Indenture" means that Indenture dated as of February 19, 2013 among Luxco (as issuer), NII Holdings (as guarantor), and Wilmington Trust, National Association (as trustee) and all amendments, supplements or modifications thereto and extensions thereof.

94.         "Luxco 11.375% Notes" means the 11.375% senior notes due 2019 in the aggregate principal amount of $900,000,000 issued pursuant to the Luxco 11.375% Note Indenture.

95.         "Luxco Group" means that certain ad hoc group of Holders of Luxco Note Claims represented by Kirkland & Ellis LLP that have executed the Plan Support Agreement.

96.         "Luxco Indentures" means, collectively, the Luxco 11.375% Note Indenture and Luxco 7.875% Note Indenture.

97.         "Luxco Note Claims" means any Claim against Luxco or NII Holdings under or evidenced by the Luxco 7.875% Note Indentures, the Luxco 7.875% Notes, the Luxco 11.375% Note Indenture or the Luxco 11.375% Notes, including any obligations of NII Holdings with respect to any of the foregoing.

98.         "Luxco Notes" means, collectively, the Luxco 7.875% Notes and the Luxco 11.375% Notes.

99.         "Luxco Notes Cash Allocation" means an amount of Cash equal to the Total Distributable Cash multiplied by the percentage used to calculate the Luxco Notes Distributable Value Allocation.

100.       "Luxco Notes Distributable Value Allocation" means the amount equal to 60.25% multiplied by the Plan Distributable Value, which shall be in the form of (1) the Luxco Notes Stock Allocation, subject to dilution by any Management Incentive Plan Shares, and (2) the Luxco Notes Cash Allocation.

101.       "Luxco Notes Stock Allocation" means the number of shares of Reorganized NII Common Stock equal to the Initial Share Pool multiplied by the Luxco Stock Allocation Percentage.

102.       "Luxco Stock Allocation Percentage" means the result, expressed as a percentage, of dividing (x) the Allowed Luxco Note Claims Amount less the Luxco Notes Cash Allocation by (y) the Plan Distributable Value less Total Distributable Cash.

103.       "Luxco Sale-Leaseback Guarantee" means that certain Guaranty and Subordination Agreement, dated December 6, 2013, among American Tower do Brasil – Cessão de Infraestruturas Ltda., American Tower do Brasil II – Cessao de Infraestruturas Ltda., and Luxco.

104.       "Luxembourg Debtor Group" means the Debtor Group consisting of Luxco, NII International Holdings S.à r.l. and NII International Services S.à r.l.

105.       "Management Incentive Plan" means an incentive plan for the management of Reorganized NII to be implemented by the New Board on or promptly following the Effective Date pursuant to which Reorganized NII may distribute to certain members of the management of Reorganized NII (a) restricted stock for up to 2.5% of Reorganized NII Common Stock or (b) options to purchase up to 2.5% of Reorganized NII Common Stock, in each case, on a fully diluted basis; provided that the vesting, apportionment, granting, and any applicable exercise price shall be determined by the New Board.

106.       "Management Incentive Plan Shares" means any shares of Reorganized NII Common Stock issued as a result of the exercise of options, restricted stock or other securities granted pursuant to the Management Incentive Plan.

107.       "Mexico Sale Documents" means (a) the Purchase Agreement and all ancillary documents and agreements (including the Transition Services Agreement and Escrow Agreement (each as defined in the Mexico Sale Order)) to the Purchase Agreement, each as amended, modified or supplemented from time to time, (b) the Mexico Sale Order and (c) all other documents necessary to effectuate the Mexico Sale Transaction.

108.       "Mexico Sale Order" means the Order: (I) Approving Purchase and Sale Agreement; (II) Authorizing the Sale of All of the Membership Interests of Nextel International (Uruguay) LLC Free and Clear of Interests; (III) Approving the Transfer and Novation of the Liabilities of Nextel International (Uruguay) LLC, Enjoining the Enforcement of Such Liabilities and Dismissing Its Chapter 11 Case and (IV) Granting Certain Related Relief, entered on March 23, 2015 [Docket No. 575], as such order may be amended from time to time.

109.       "Mexico Sale Transaction" means that transaction or series of transactions pursuant to the Purchase Agreement effecting the sale of the Purchased Assets in accordance with the Mexico Sale Order.

110.       "New Board" means the initial board of directors of Reorganized NII Holdings composed of individuals as set forth in Section III.F.2.

111.       "New NII-ATC Guaranty" shall mean a form of guaranty by Luxco, as reorganized under the Plan, or its legal successor, in form and substance reasonably acceptable to ATC, the Plan Proponents and each of the Requisite Consenting Noteholders, and a copy of which shall be included in the Plan Supplement.

112.       "New NII Exit Financing Documents" means, collectively, the definitive documents, statements and filings that evidence the New NII Exit Financing Facility, if obtained.

113.       "New NII Exit Financing Facility" means a financing facility or debt issuance, if obtained, that is entered into or issued by one or more of the Reorganized Debtors on the Effective Date.

114.       "New Securities and Documents" means the Reorganized NII Common Stock, New NII Exit Financing Documents (if the New NII Exit Financing Facility is obtained), and any and all other securities, notes, stock, instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to or in connection with this Plan.

115.       "NII Brazil CDB Agreements" means, collectively, (a) that certain Credit Agreement (Sinosure), dated as of April 20, 2012, among Nextel Telecomunicações Ltda. (as borrower), the guarantors party thereto, and China Development Bank Corporation (as lender and administrative agent) and (b) that certain Credit Agreement (non-Sinosure), dated as of April 20, 2012, among Nextel Telecomunicações Ltda. (as borrower), the guarantors party thereto, and China Development Bank Corporation (as lender and administrative agent), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

116.       "NII Holdings" means NII Holdings, Inc.

117.       "NII Interests" means any Interests in NII Holdings.

118.       "NII Mexico" means Comunicaciones Nextel de México, S.A. de C.V. and its direct and indirect subsidiaries.

119.       "NIS" means Nextel International (Services), Ltd.

120.       "NIU" means Nextel International (Uruguay), LLC.

121.       "Non-Debtor Affiliate" means any direct or indirect subsidiary of NII Holdings that is not a Debtor.

122.       "Non-Debtor Affiliate Claim" means any Claim held by a Non-Debtor Affiliate against (a) a Debtor or (b) NIU, as assigned to NIU Holdings LLC pursuant to the Mexico Sale Order, in each case, that arose prior to the Petition Date.

123.       "Notice and Claims Agent" means Prime Clerk LLC, in its capacity as noticing, claims and solicitation agent for the Debtors.

124.       "Operating Company Credit Agreements" means, collectively, the NII Brazil CDB Agreements and the Other Brazilian Credit Agreements.

125.       "Ordinary Course Professionals Order" means any order entered by the Bankruptcy Court authorizing the Debtors to retain, employ and pay professionals and service providers, as specified in such order, which are not materially involved in the administration of the Chapter 11 Cases.

126.       "Other Brazilian Credit Agreements" means (a) that certain Cédula de Crédito Bancário no. 307.001.181, dated as of October 31, 2012, between Nextel Telecomunicações Ltda. and Banco do Brasil, S.A., and (b) that certain Cédula de Crédito Bancário, dated as of December 8, 2011, Nextel Telecomunicações Ltda. (as borrower), Nextel Telecomunicações S.A. (as guarantor), and Caixa Ecônomica Federal (as lender), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

127.       "Petition Date" means (i) September 15, 2014 for NII Holdings; NIS; Capco; NII Aviation, Inc.; NII Funding Corp.; NII Global Holdings, Inc.; Luxco; NII International Holdings S.à r.l.; and NII International Services S.à r.l.; (ii) October 8, 2014 for Airfone Holdings, LLC; McCaw International (Brazil), LLC; NII Mercosur, LLC; and NIU; and (iii) January 25, 2015 for NIU Holdings LLC.

128.       "Plan" means this first amended joint plan of reorganization for the Debtors, and all Exhibits attached hereto or referenced herein, supplements, appendices, schedules, and the Plan Supplement, as the same may be amended, modified or supplemented.

129.       [Reserved.]

130.       "Plan Distributable Value" means $2.813 billion.

131.       "Plan Documents" means the Plan, the Disclosure Statement, the Confirmation Order, the Mexico Sale Documents and any other documents or agreements Filed with the Bankruptcy Court by the Debtors that are necessary to implement the Plan, including any appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement, including: (a) any term sheet and/or commitment letter for any proposed postpetition or exit financing facility; (b) the operative documents for any proposed postpetition financing or exit financing, including the DIP Credit Agreement, the DIP Order and the New NII Exit Financing Documents (if any); (c) any documents disclosing the identity of the members of the board of directors of any of the Reorganized Debtors and the nature of any compensation for any "insider" under the Bankruptcy Code who is proposed to be employed or retained by any of the Reorganized Debtors; (d) any list of material Executory Contracts and Unexpired Leases to be assumed, assumed and assigned, or rejected; (e) a list of any material retained causes of action; and (f) the Registration Rights Agreement, each of which shall (i) be in form and substance reasonably acceptable to the Plan Proponents, Aurelius, and Capital Group, and (ii) solely with respect to the Plan, the Disclosure Statement, the materials for solicitation of the Plan and Disclosure Statement, the motion to approve the Disclosure Statement, the Disclosure Statement Order, the Confirmation Order, any term sheet and/or commitment letter relating to the DIP Credit Agreement be in form and substance reasonably acceptable to the Luxco Group, and with respect to all other documents, be subject to the consent of the Luxco Group, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, the Debtors shall consult with the Luxco Group regarding a proposed New NII Exit Financing Facility and the negotiation of the terms thereof and the final terms and conditions of such New NII Exit Financing Facility shall be subject to the consent of the Luxco Group, such consent not to be unreasonably withheld, conditioned or delayed; provided, further, that if Aurelius or Capital Group participates in the New NII Exit Financing Facility, such financing shall be on terms and conditions reasonably acceptable to each of the Plan Proponents and each of the Requisite Consenting Noteholders.

132.       "Plan Proponents" means, collectively, the Debtors and the Creditors' Committee.

133.       "Plan Supplement" means the compilation of documents and forms of documents as amended from time to time that constitute Exhibits to the Plan Filed with the Bankruptcy Court no later than seven days before the earlier of the (a) Voting Deadline and (b) deadline for objections to Confirmation of this Plan (or such later date as may be approved by the Bankruptcy Court), including, without limitation, the following: (a) New NII-ATC Guaranty; (b) revised NII Holdings certificate of incorporation (or comparable constituent document); (c) revised NII Holdings bylaws (or comparable constituent document); (d) list of the new directors of NII Holdings; (e) form of Management Incentive Plan; (f) list of Executory Contracts and Unexpired Leases to be assumed by the Debtors; (g) list of retained causes of action (if any); and (h) copies, or a summary of material terms of, any amendments to the Operating Company Credit Agreements.

134.       "Plan Support Agreement" means that certain Plan Support Agreement, dated March 5, 2015, among the Debtors, the Creditors' Committee and the Consenting Noteholders, pursuant to which the parties agreed to support, and (as applicable) vote in favor of, this Plan, appended as Exhibit A to the Notice of Filing Plan Support Agreement and Plan Term Sheet [Docket No. 506], as such agreement may be amended from time to time.

135.       "Plan Support Agreement Order" means an order of the Bankruptcy Court (a) authorizing and approving the Debtors' entry into the Plan Support Agreement and performance of their obligations thereunder and (b) providing related relief.

136.       "Plan Term Sheet" means that certain Plan Term Sheet, dated March 5, 2015, attached as Exhibit 1 to the Plan Support Agreement.

137.       "Prepetition Indentures" means, collectively, the (a) Capco Indentures and (b) the Luxco Indentures.

138.       "Prepetition Intercompany Claim" means any Claim of (a) any Debtor against any other Debtor, (b) of any Debtor against NIU, as assigned to NIU Holdings LLC pursuant to the Mexico Sale Order, or (c) of any Debtor against any Non-Debtor Affiliate, in each case, that arose prior to the Petition Date.

139.       "Prepetition Note Claims" means, collectively, the Luxco Note Claims and the Capco Note Claims.

140.       "Prepetition Notes" means, collectively, the Capco Notes and the Luxco Notes.

141.       "Priority Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim, DIP Claim or a Priority Tax Claim.

142.       "Priority Tax Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

143.       "Pro Rata" means when used with reference to a distribution of Plan Distributable Value to Holders of Allowed Claims in Classes 4A, 4D, 5A, 5B, 5C or 6E, proportionately so that with respect to a particular Allowed Claim in any such Class, the ratio of (w) the amount of Plan Distributable Value distributed on account of such Claim to (x) the Allowed amount of such Claim is the same as the ratio of (y) Plan Distributable Value distributed on account of all Allowed Claims in such applicable Class to (z) the amount of all Allowed Claims in such applicable Class.

144.       "Professional" means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

145.       "Proof of Claim" means a proof of claim filed with the Bankruptcy Court or the Notice and Claims Agent in connection with the Chapter 11 Cases.

146.       "Purchase Agreement" means that certain Purchase and Sale Agreement (collectively with all exhibits and schedules thereto) dated January 26, 2015, by and between New Cingular Wireless Services, Inc., NIHD Telecom Holdings B.V., NIU Holdings LLC, NIU, Comunicaciones Nextel de México, S.A. de C.V., Luxco, NII International Holdings S.à r.l., NII Global Holdings, Inc., Capco and NII Holdings, as amended, modified or supplemented from time to time.

147.       "Purchased Assets" means 100% of the membership interests of NIU and any other assets that are the subject of the Purchase Agreement.

148.       "Putative Class" means all persons and entities who purchased or otherwise acquired securities of NII Holdings and Capco between February 25, 2010 and February 27, 2014.

149.       "Recharacterization Claims" means any and all Claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action, avoidance powers or rights, liabilities of any nature whatsoever, and legal or equitable remedies that could be asserted (a) against any of the Debtors by or on behalf of any other Debtor, Non-Debtor Affiliate or their creditors derivatively, (b) against NIU by or on behalf of any other Debtor, Non-Debtor Affiliate or their creditors derivatively or (c) against any Non-Debtor Affiliate by or on behalf of any of the Debtors or their creditors derivatively, in each case, seeking the recharacterization as equity of debt obligations owing (i) to or from a Debtor and another Debtor, (ii) to or from NIU and another Debtor, or (iii) from a Non-Debtor Affiliate to a Debtor or NIU.

150.       "Recovery Actions" means, collectively and individually, preference actions, fraudulent conveyance actions and other claims or causes of action under sections 510, 544, 547, 548, 549 and 550 of the Bankruptcy Code and other similar state law claims and causes of action, except the Avoidance Claims and the Recharacterization Claims.

151.       "Registration Rights Agreement" means that certain registration rights agreement between the Reorganized Debtors and the holders of Reorganized NII Common Stock, a copy of which is attached hereto as Exhibit A.

152.       "Reinstated" means, unless the Plan specifies a particular method pursuant to which a Claim or Interest shall be Reinstated, (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest so as to render such Claim or Interest Unimpaired; or (b) notwithstanding any contractual provisions or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the commencement of the applicable Chapter 11 Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of a Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of a Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest.

153.       "Released Parties" means, collectively and individually, the Plan Proponents, the members of the Creditors' Committee, the Indenture Trustees, the Consenting Noteholders, the DIP Agent, the DIP Lenders, and the Representatives of each of the foregoing (solely in their capacities as such).

154.       "Reorganized" means, (a) when used in reference to a particular Debtor (except NII Holdings), such Debtor on and after the Effective Date, and (b) when used in reference to the Debtors collectively, then all of the Debtors on and after the Effective Date (including Reorganized NII).

155.       "Reorganized NII" means NII Holdings, on and after the Effective Date, or its legal successor under the Plan on and after the Effective Date.

156.       "Reorganized NII Common Stock" means the shares of common stock of Reorganized NII, $0.001 par value per share, authorized pursuant to the certificate of incorporation of Reorganized NII, to be initially authorized pursuant to the Plan as of the Effective Date, including such shares to be issued pursuant to the Plan.

157.       "Representatives" means, with respect to any Entity, any successor, predecessor, officer, director, partner, limited partner, general partner, shareholder, manager, management company, investment manager, affiliate, employee, agent, attorney, advisor, investment banker, financial advisor, accountant or other Professional of such Entity or any of the foregoing and any committee of which such Entity is a member, in each case, in such capacity, serving on or after the Petition Date.

158.       "Requisite Consenting Noteholders" means, collectively, each of (a) Aurelius, (b) Capital Group and (c) the Luxco Group, provided that the Luxco Group shall exercise its rights as a Requisite Consenting Noteholder through approval by members of the Luxco Group holding a majority in principal amount of the Prepetition Notes held by the Luxco Group in the aggregate.

159.       "Requisite Consenting Noteholders Professionals" shall mean the following in their respective capacity as counsel or financial advisor to one or more of the Requisite Consenting Noteholders: (a) Akin Gump Strauss Hauer & Feld LLP, (b) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (c) Blackstone Advisory Partners, L.P., (d) Houlihan Lokey Capital, Inc., (e) Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP, (f) Kirkland & Ellis LLP, and (g) Millstein & Co. LP.

160.       "Requisite Consenting Noteholders Professionals Fees/Expenses" shall mean all unpaid fees and expenses incurred pursuant to engagement letters (as such letters have been amended) with the Debtors and, if no engagement letter is in effect, all reasonable and documented fees and expenses of the Requisite Consenting Noteholders Professionals incurred prior to the Effective Date in connection with the Debtors' restructuring; provided that the reasonable and documented fees and expenses payable by the Debtors of (i) Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP shall not exceed $150,000, (ii) Kirkland & Ellis LLP shall not exceed $4,500,000, (iii) Millstein & Co. LP shall not exceed $4,000,000, (iv) Blackstone Advisory Partners, L.P., solely with respect to its restructuring and discretionary fees, shall not exceed $3,000,000, and (v) Houlihan Lokey Capital, Inc., solely with respect to its restructuring fee, shall not exceed $7,000,000.

161.       "Restructuring Transactions" means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations or dissolutions that the Debtors determine to be necessary or appropriate to effect a corporate restructuring of their business or otherwise to simplify the overall corporate structure of the Reorganized Debtors, as described in greater detail in Section III.C.

162.       "Retained Cash Amount" means an amount of Cash, not to exceed $515,000,000, retained by the Debtors or their subsidiaries to fund their operations and to fund payments required pursuant to the Plan.

163.       "Sale-Leaseback Guaranty Claims" means any Claim arising under or evidenced by either the Luxco Sale-Leaseback Guarantee or any of the Holdings Sale-Leaseback Guarantees.

164.       "Schedules" means, collectively, the (a) schedules of assets, Liabilities and Executory Contracts and Unexpired Leases and (b) statements of financial affairs, as each may be amended and supplemented from time to time, Filed by the Debtors pursuant to section 521 of the Bankruptcy Code.

165.       "Section 510 Claim" means any Claim against a Debtor arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim and any other claim subject to subordination under section 510 of the Bankruptcy Code.

166.       "Secured Claim" means a Claim, including a Secured Tax Claim, that is secured by a lien on property in which an Estate has an interest or that is subject to a valid right of setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in such Estate's interest in such property or to the extent of the amount subject to such valid right of setoff, as applicable, as determined pursuant to section 506 of the Bankruptcy Code.

167.       "Secured Tax Claim" means a Secured Claim arising out of a Debtor's liability for any Tax.

168.       "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

169.       "Securities Litigation" means the putative securities class action entitled In re NII Holdings, Inc. Securities Litigation, Case No. 14-cv-00227-LMB-JFA (E.D.Va.).

170.       "Severance Plan" means the NII Holdings Severance Plan, as amended and restated effective February 27, 2013.

171.       "Stipulation of Amount and Nature of Claim" means a stipulation or other agreement between the applicable Debtor or Reorganized Debtor and a Holder of a Claim or Interest establishing the allowed amount or nature of such Claim or Interest that is (a) entered into in accordance with any Claim settlement procedures established by order of the Bankruptcy Court in these Chapter 11 Cases, (b) expressly permitted by the Plan or (c) approved by order of the Bankruptcy Court.

172.       "Subsidiary Debtor" means any Debtor other than NII Holdings.

173.       "Subsidiary Debtor Equity Interests" means, as to a particular Subsidiary Debtor, any Interests in such Debtor.

174.       "Tax" means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.

175.       "TG Claims Cash Allocation" means an amount of Cash equal to the lesser of (A) the product of (x) 52.38% and (y) the result of Total Distributable Cash less the Luxco Notes Cash Allocation and (B) the Allowed TG Claims Amount.

176.       "TG Claims Distributable Value Allocation" means the amount equal to 10.14% multiplied by the Plan Distributable Value, which shall be in the form of (1) the TG Claims Stock Allocation, subject to dilution by any Management Incentive Plan Shares, and (2) the TG Claims Cash Allocation.

177.       "TG Claims Stock Allocation" means the number of shares of Reorganized NII Common Stock equal to the Initial Share Pool multiplied by the TG Claims Stock Allocation Percentage.

178.       "TG Claims Stock Allocation Percentage" means the result, expressed as a percentage, of dividing (x) the Allowed TG Claims Amount less the TG Claims Cash Allocation by (y) the Plan Distributable Value less Total Distributable Cash.

179.       "Total Distributable Cash" means an amount of Cash equal to (i) the Estimated Purchase Price (as defined in the Purchase Agreement) less (ii) the Escrow Amount (as defined in the Purchase Agreement) less (iii) the Retained Cash Amount.

180.       "Transferred Guarantor Claims" means any and all Claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action, avoidance powers or rights, liabilities of any nature whatsoever, and legal or equitable remedies against any Entity arising from or related to any alleged default under the Capco 8.875% Note Indenture or the Capco 10% Note Indenture, or any event giving rise to the right to declare such a default, including, but not limited to, (a) the alleged defaults described in the purported notice of default under the Capco 8.875% Note Indenture dated March 19, 2014 delivered by Cede & Co. to NII Holdings and Capco, (b) the transfer of certain direct or indirect equity interests in the Transferred Guarantors from NII Global Holdings, Inc. to Nextel International Holdings S.à r.l. on or about December 30, 2009 and the transfer of certain direct or indirect equity interests in NII Mercosur, LLC from NII Global Holdings, Inc. to Nextel International Holdings S.à r.l. on or about May 28, 2010, and (c) the purported release of guarantees of the Transferred Guarantors and NII Mercosur, LLC under the Capco 8.875% Note Indenture and the Capco 10% Note Indenture that occurred on or around December 30, 2009 and on or about May 28, 2010.

181.       "Transferred Guarantors Debtor Group" means the Debtor Group consisting of Airfone Holdings, LLC, NIU Holdings LLC (including, as assignee of Claims against NIU pursuant to the Mexico Sale Order), McCaw International (Brazil), LLC and NII Mercosur, LLC.

182.       "Transferred Guarantors" means, collectively, Airfone Holdings, LLC, McCaw International (Brazil), LLC and NIU (including, as applicable, NIU Holdings LLC as assignee of Claims against NIU pursuant to the Mexico Sale Order).

183.       "Unimpaired" means, when used in reference to a Claim or an Interest, a Claim or an Interest that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

184.       "U.S. Trustee" means the United States Trustee appointed under section 581 of title 28 of the United States Code to serve in the Southern District of New York.

185.       "Voting Deadline" means 5:00 p.m. (Eastern time) on May 20, 2015, which is the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

B.	Rules of Interpretation and Computation of Time

1.	Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan, Confirmation Order or otherwise; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity's successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words "herein," "hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, articles or certificates of incorporation, bylaws, codes of regulation, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the extent not inconsistent with any other provision of this Section I.B.1.

2.	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

3.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to the lawful currency of the United States of America, unless otherwise expressly provided.

II.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section II.A, are not classified herein. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.	Unclassified Claims

1.	Administrative Claims

a.	Administrative Claims in General

Except as specified in this Section II.A.1, and subject to Section II.A.1.d and subject to the bar date provisions herein, unless otherwise agreed by the Holder of an Administrative Claim and the applicable Reorganized Debtor, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, Cash equal to the Allowed amount of such Administrative Claim on either (i) the latest to occur of (A) the Effective Date (or as soon thereafter as practicable), (B) the date such Claim becomes an Allowed Administrative Claim and (C) such other date as may be agreed upon by the Reorganized Debtors and the Holder of such Claim or (ii) on such other date as the Bankruptcy Court may order.

b.	Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date shall be paid by the applicable Reorganized Debtor in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

c.	Ordinary Course Postpetition Administrative Liabilities

Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business or under the Mexico Sale Documents, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising under Executory Contracts and Unexpired Leases and all Intercompany Administrative Claims, shall be paid by the applicable Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims, without further action by the Holders of such Administrative Claims or further approval by the Bankruptcy Court. Holders of the foregoing Claims shall not be required to File or serve any request for payment of such Administrative Claims.

d.	[Reserved.]

e.	Professional Compensation

Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Fee Order, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than sixty (60) days after the Effective Date; provided, however, that any party who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than ninety (90) days after the Effective Date. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims.

f.	Post-Effective Date Professionals' Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented fees and expenses of the Professionals or other fees and expenses incurred by the Reorganized Debtors on or after the Effective Date, in each case, related to implementation and consummation of the Plan. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or any order of the Bankruptcy Court entered before the Effective Date governing the retention of, or compensation for services rendered by, Professionals after the Effective Date shall terminate, and the Reorganized Debtors may employ or pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

g.	[Reserved.]

h.	Bar Dates for Administrative Claims

Except as otherwise provided herein, requests for payment of Administrative Claims (other than Fee Claims, Claims described in paragraph 47 of the Mexico Sale Order and Administrative Claims based on Liabilities incurred by a Debtor in the ordinary course of its business as described in Section II.A.1.c) must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than the Administrative Claims Objection Deadline.

2.	Payment of Priority Tax Claims

a.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of a Priority Tax Claim and the Plan Proponents (with the consent of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed), each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, on account of and in full and complete settlement, release and discharge of such Claim, Cash equal to the amount of such Allowed Priority Tax Claim on the later of: (i) the Effective Date (or as soon as reasonably practicable thereafter); and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter; provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors as they become due.

b.	Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding Section II.A.2.a, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the Holder for actual pecuniary loss shall be treated as a General Unsecured Claim, and the Holder (other than as the Holder of a General Unsecured Claim) may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.

B.	Classification of Claims and Interests

1.	General

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for voting and distribution pursuant to this Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, and except as otherwise specifically provided for herein, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy law, in no event shall the aggregate value of all property received or retained under the Plan on account of an Allowed Claim exceed 100% of the underlying Allowed Claim.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no Holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot in compliance with the Disclosure Statement Order indicating acceptance or rejection of this Plan, such Class will be deemed to have accepted this Plan. The Plan Proponents may seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

For administrative convenience, the Plan organizes the Debtors into five (5) groups and assigns a letter to each such group (each, a "Debtor Group") and a number to each of the Classes of Claims against or Interests in the Debtors in such Debtor Group. Notwithstanding this organizing principle, Claims against or Interests in a Debtor belonging to a Debtor Group consisting of more than one Debtor shall be deemed to be classified in a single Class of Claims against or Interests in such Debtor for all purposes under the Bankruptcy Code, including voting. To the extent a Holder has a Claim that may be asserted against more than one Debtor in a Debtor Group, the vote of such Holder in connection with such Claims shall be counted as a vote of such Claim against each Debtor in such Debtor Group against which such Holder has a Claim. For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Debtor Groups. Any non-sequential enumeration of the Classes is intentional to maintain consistency. Claims against and Interests in the Debtor(s) in an applicable Debtor Group are classified in up to 13 separate Classes as follows:

Letter	Debtor Group
A	Holdings Debtor Group NII Holdings, Inc.
B	Capco Debtor Group NII Capital Corp.
C	Capco Guarantors Debtor Group Nextel International (Services), Ltd. NII Aviation, Inc. NII Funding Corp. NII Global Holdings, Inc.
D	Luxembourg Debtor Group Nextel International Holdings S.à r.l. Nextel International Services S.à r.l. NII International Telecom S.C.A.
E	Transferred Guarantors Debtor Group NII Mercosur, LLC Airfone Holdings, LLC NIU Holdings LLC[2] McCaw International (Brazil), LLC
Number	Designation
1	Priority Claims
2	Secured Claims
3	Sale-Leaseback Guaranty Claims
4	Luxco Note Claims
5	Capco Note Claims
6	Transferred Guarantor Claims
7	CDB Documents Claims
8	General Unsecured Claims
9	Convenience Claims
10	Section 510 Claims
11	Non-Debtor Affiliate Claims
12	NII Interests
13	Subsidiary Debtor Equity Interests

2.	Identification of Classes of Claims Against and Interests in the Debtors

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code or (c) deemed to accept or reject this Plan.

Class(es)	Designation	Impairment	Entitled to Vote
lA – lE	Priority Claims	Unimpaired	Deemed to Accept
2A – 2E	Secured Claims	Unimpaired	Deemed to Accept
3A, 3D	Sale-Leaseback Guaranty Claims	Impaired	Entitled to Vote
4A, 4D	Luxco Note Claims	Impaired	Entitled to Vote
5A – 5C	Capco Note Claims	Impaired	Entitled to Vote
6E	Transferred Guarantor Claims	Impaired	Entitled to Vote
7A	CDB Documents Claims	Impaired	Entitled to Vote
8A – 8E	General Unsecured Claims	Impaired	Entitled to Vote
9A – 9C	Convenience Claims	Unimpaired	Deemed to Accept
10A –10E	Section 510 Claims	Impaired	Deemed to Reject
11A – 11E	Non-Debtor Affiliate Claims	Unimpaired	Deemed to Accept
12A	NII Interests	Impaired	Deemed to Reject
13B – 13E	Subsidiary Debtor Equity Interests	Unimpaired	Deemed to Accept

C.	Treatment of Claims

1.	Priority Claims (Classes 1A through 1E)

a.           Classification: Classes 1A, 1B, 1C, 1D and 1E consist of all Priority Claims against the respective Debtors.

b.           Treatment: On the later of (a) the Effective Date and (b) the date on which such Priority Claim becomes an Allowed Priority Claim, unless otherwise agreed to by the Plan Proponents (with the

[2]	As assignee of Claims asserted against NIU and assigned to NIU Holdings LLC pursuant to the Mexico Sale Order.

consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) and the Holder of an Allowed Priority Claim (in which event such other agreement will govern), each Holder of an Allowed Priority Claim against a Debtor shall receive on account and in full and complete settlement, release and discharge of such Claim, at the Debtors' election (following consultation with the Creditors' Committee and with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed), (i) Cash in the amount of such Allowed Priority Claim in accordance with section 1129(a)(9) of the Bankruptcy Code and/or (ii) such other treatment required to render such Claim unimpaired pursuant to section 1124 of the Bankruptcy Code. All Allowed Priority Claims against the Debtors that are not due and payable on or before the Effective Date shall be paid by the Reorganized Debtors when such Claims become due and payable in the ordinary course of business in accordance with the terms thereof.

c.           Voting: Claims in Classes 1A, 1B, 1C, 1D and 1E are Unimpaired. Each Holder of an Allowed Claim in Class 1A, 1B, 1C, 1D or 1E shall be deemed to have accepted the Plan and is, therefore, not entitled to vote.

2.	Secured Claims (Classes 2A through 2E)

a.           Classification: Classes 2A, 2B, 2C, 2D and 2E consist of all Secured Claims against the respective Debtors.

b.           Treatment: Unless otherwise agreed by the Holder of a Secured Claim and the applicable Debtor and the Creditors' Committee, on or as soon after the Effective Date as practicable, each Holder of a Secured Claim shall receive the following treatment at the option of the Plan Proponents (with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed): (i) such Allowed Secured Claim shall be Reinstated; (ii) payment in full (in Cash) of any such Allowed Secured Claim; (iii) satisfaction of any such Allowed Secured Claim by delivering the collateral securing any such Allowed Secured Claim and paying any interest required to be paid under section 506(b) of the Bankruptcy Code; or (iv) providing such Holders with such treatment in accordance with section 1129(b) of the Bankruptcy Code as may be determined by the Bankruptcy Court.

c.           Voting: Claims in Classes 2A, 2B, 2C, 2D and 2E are Unimpaired. Each Holder of an Allowed Claim in Class 2A, 2B, 2C, 2D or 2E shall be deemed to have accepted the Plan and is, therefore, not entitled to vote.

3.	Sale-Leaseback Guaranty Claims (Classes 3A and 3D)

a.           Classification: Classes 3A and 3D consist of all Sale-Leaseback Guaranty Claims.

b.           Treatment: Unless otherwise agreed by the Holder of a Sale-Leaseback Guaranty Claim and the applicable Debtor and the Creditors' Committee, on the Effective Date, the Luxco Sale-Leaseback Guarantee and each of the Holdings Sale-Leaseback Guarantees shall be extinguished and each Holder of an Allowed Sale-Leaseback Guaranty Claim shall receive, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim the New NII-ATC Guaranty.

c.           Voting: Claims in Classes 3A and 3D are Impaired. Each Holder of an Allowed Claim in Class 3A or 3D is entitled to vote.

4.	Luxco Note Claims (Class 4A and 4D)

a.           Allowance: On the Effective Date, the Luxco Note Claims for principal and interest obligations under the Luxco Notes and Luxco Indentures shall be deemed Allowed Claims under the Plan in their entirety in the amount of the Allowed Luxco Note Claims Amount against each of NII Holdings and Luxco, and not subject to challenge, reduction, recharacterization, defense, offset or counterclaims.

b.           Classification: Classes 4A and 4D consist of all Luxco Note Claims.

c.           Treatment: Unless otherwise agreed by the Holder of a Luxco Note Claim and the applicable Debtor and the Creditors' Committee, on or as soon after the Effective Date as practicable, after taking into account the settlement of the Avoidance Claims, the Recharacterization Claims and the Transferred Guarantor Claims, there shall be distributed:

(A)         to each Holder of an Allowed Luxco Note Claim in Classes 4A and 4D, subject to the terms of this Plan, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata share of the Luxco Notes Distributable Value Allocation (i.e., the amount equal to 60.25% multiplied by the Plan Distributable Value), and with respect to specific distributions on account of Claims in each of Class 4A and Class 4D shall be comprised of:

i.            with respect to each Holder of an Allowed Luxco Note Claim in Class 4D, its Pro Rata share of the Luxco Notes Distributable Value Allocation; and

ii.           having satisfied such Claims in full as a result of distributions to Holders of Class 4D Claims, no further distribution with respect to each Holder of an Allowed Luxco Note Claim in Class 4A; and

(B)         an amount of Cash equal to the reasonable and documented fees and expenses of the Indenture Trustee under the Luxco Indentures outstanding as of the Effective Date (as to which it is anticipated that the Indenture Trustee will exercise its contractual lien rights prior to distribution).

d.           Voting: Claims in Classes 4A and 4D are Impaired. Each Holder of an Allowed Claim in Class 4A or 4D is entitled to vote.

5.	Capco Note Claims (Classes 5A, 5B and 5C)

a.           Allowance: On the Effective Date, the Capco Note Claims for principal and interest obligations under the Capco Notes and the Capco Indentures, as applicable, shall be deemed Allowed Claims under the Plan in their entirety in the amount of the Allowed Capco Note Claims Amount against each of NII Holdings, NIS, Capco, NII Aviation, Inc., NII Funding Corp., and NII Global Holdings, Inc., and not subject to challenge, reduction, recharacterization, defense, offset or counterclaims.

b.           Classification: Classes 5A, 5B and 5C consist of all Capco Note Claims.

c.           Treatment: Unless otherwise agreed by the Holder of a Capco Note Claim and the applicable Debtor and the Creditors' Committee, on or as soon after the Effective Date as practicable, after taking into account the settlement of the Avoidance Claims, the Recharacterization Claims and the Transferred Guarantor Claims, there shall be distributed:

(A)         to each Holder of an Allowed Capco Note Claim in Classes 5A, 5B and 5C, subject to the terms of this Plan, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata share of the Capco Distributable Value Allocation (i.e., the amount equal to 29.61% multiplied by the Plan Distributable Value), and with respect to specific distributions on account of Claims in each of Class 5A, 5B and 5C shall be comprised of:

i.            with respect to each Holder of an Allowed Capco Note Claim in Class 5A, its Pro Rata share of 19.34% of the Capco Distributable Value Allocation;

ii.           with respect to each Holder of an Allowed Capco Note Claim in Class 5B, its Pro Rata share of 69.22% of the Capco Distributable Value Allocation; and

iii.          with respect to each Holder of an Allowed Capco Note Claim in Class 5C, its Pro Rata share of 11.44% of the Capco Distributable Value Allocation; and

(B)         an amount of Cash equal to the reasonable and documented fees and expenses of the Indenture Trustees under the Capco Indentures outstanding as of the Effective Date (as to which it is anticipated that the Indenture Trustee will exercise their contractual lien rights prior to distribution).

d.           Voting: Claims in Classes 5A, 5B, and 5C are Impaired. Each Holder of an Allowed Claim in Class 5A, 5B, and 5C is entitled to vote.

6.	Transferred Guarantor Claims (Class 6E)

a.           Allowance: On the Effective Date, the Transferred Guarantor Claims shall be deemed Allowed Claims under the Plan in their entirety in the amount of the Allowed TG Claims Amount against each of NII Mercosur, LLC, Airfone Holdings, LLC, NIU Holdings LLC and McCaw International (Brazil), LLC, and not subject to challenge, reduction, recharacterization, defense, offset or counterclaims.

b.           Classification: Class 6E consists of all Transferred Guarantor Claims.

c.           Treatment: Unless otherwise agreed by the Holder of a Transferred Guarantor Claim and the applicable Debtor and the Creditors' Committee, on or as soon after the Effective Date as practicable, after taking into account the settlement of the Avoidance Claims, the Recharacterization Claims and the Transferred Guarantor Claims, there shall be distributed to each Holder of an Allowed Transferred Guarantor Claim in Class 6E, subject to the terms of this Plan, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata share of the TG Claims Distributable Value Allocation (i.e., the amount equal to 10.14% multiplied by the Plan Distributable Value).

d.           Voting: Claims in Class 6E are Impaired. Each Holder of an Allowed Claim in Class 6E is entitled to vote.

7.	CDB Documents Claims (Class 7A)

a.           Classification: Class 7A consists of all CDB Documents Claims.

b.           Treatment: Unless otherwise agreed by the Holder of a CDB Documents Claim and the applicable Debtor and the Creditors' Committee, on the Effective Date, each Holder of an Allowed CDB Documents Claim, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, shall receive the CDB Amended Guarantee.

c.           Voting: Claims in Class 7A are Impaired. Each Holder of an Allowed Claim in Class 7A is entitled to vote.

8.	General Unsecured Claims (Classes 8A through 8E)

a.           Classification: Classes 8A, 8B, 8C, 8D and 8E consist of all General Unsecured Claims.

b.           Treatment: Unless otherwise agreed by the Holder of a General Unsecured Claim and the applicable Debtor and the Creditors' Committee and each of the Requisite Consenting Noteholders, on the Effective Date, each Holder of an Allowed General Unsecured Claim in Classes 8A, 8B, 8C, 8D and 8E shall receive, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, a distribution equal to the following:

(A)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8A, Cash in an amount equal to 5.64% of its Allowed General Unsecured Claim against Holdings;

(B)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8B, Cash in an amount equal to 20.18% of its Allowed General Unsecured Claim against Capco;

(C)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8C against NIS, Cash in an amount equal to 4.51% of its Allowed General Unsecured Claim;

(D)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8C against NII Aviation, Inc., Cash in an amount equal to 0.15% of its Allowed General Unsecured Claim;

(E)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8C against NII Funding Corp., Cash in an amount equal to 0.24% of its Allowed General Unsecured Claim;

(F)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8C against NII Global Holdings, Inc., Cash in an amount equal to 0.18% of its Allowed General Unsecured Claim;

(G)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8D against NII International Holdings S.à r.l., Cash in an amount equal to 100% of its Allowed General Unsecured Claim against NII International Holdings S.à r.l.;

(H)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8D against NII International Services S.à r.l., Cash in an amount equal to 100% of its Allowed General Unsecured Claim against NII International Services S.à r.l.;

(I)          with respect to each Holder of an Allowed General Unsecured Claim in Class 8D against Luxco, Cash in an amount equal to 100% of its Allowed General Unsecured Claim against Luxco;

(J)          with respect to each Holder of an Allowed General Unsecured Claim in Class 8E against NIU Holdings LLC, Cash in an amount equal to 100% of its Allowed General Unsecured Claim against NIU Holdings LLC;

(K)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8E against McCaw International (Brazil), LLC, its share of the property available for distribution of McCaw International (Brazil), LLC ratably with all other Allowed unsecured Claims against McCaw International (Brazil), LLC;

(L)         with respect to each Holder of an Allowed General Unsecured Claim in Class 8E against Airfone Holdings, LLC, its share of the property available for distribution of Airfone Holdings, LLC ratably with all other Allowed unsecured Claims against Airfone Holdings, LLC; and

(M)       with respect to each Holder of an Allowed General Unsecured Claim in Class 8E against NII Mercosur, LLC, its share of the property available for distribution of NII Mercosur, LLC ratably with all other Allowed unsecured Claims against NII Mercosur, LLC.

c.           Voting: Claims in Classes 8A, 8B, 8C, 8D and 8E are Impaired. Each Holder of an Allowed Claim in Class 8A, 8B, 8C, 8D or 8E is entitled to vote.

9.	Convenience Claims (Classes 9A, 9B and 9C)

a.           Classification: Classes 9A, 9B and 9C consist of all Convenience Claims.

b.           Treatment: Unless otherwise agreed by the Holder of a Convenience Claim and the applicable Debtor and the Creditors' Committee, on the Effective Date, each Holder of an Allowed Convenience Claim shall receive, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, Cash equal to the amount of such Allowed Claim (as reduced, if applicable, pursuant to an election by the Holder thereof in accordance with Section I.A.54).

c.           Voting: Claims in Classes 9A, 9B and 9C are Unimpaired. Each Holder of an Allowed Claim in Class 9A, 9B and 9C shall be deemed to have accepted the Plan and, therefore, is not entitled to vote.

10.	Section 510 Claims (Classes 10A through 10E)

a.           Classification: Classes 10A, 10B, 10C, 10D and 10E consist of all Section 510 Claims.

b.           Treatment: No property shall be distributed to or retained by the Holders of Section 510 Claims, and such Claims shall be extinguished on the Effective Date. Holders of Section 510 Claims shall not receive any distribution pursuant to the Plan.

c.           Voting: Claims in Classes 10A, 10B, 10C, 10D and 10E are Impaired. Each Holder of an Allowed Claim in Class 10A, 10B, 10C, 10D or 10E shall be deemed to have rejected the Plan and, therefore, is not entitled to vote.

11.	Non-Debtor Affiliate Claims (Classes 11A through 11E)

a.           Classification: Classes 11A, 11B, 11C, 11D and 11E consist of all Non-Debtor Affiliate Claims.

b.           Treatment: On the Effective Date, all Non-Debtor Affiliate Claims shall be Reinstated.

c.           Voting: Claims in Classes 11A, 11B, 11C, 11D and 11E are Unimpaired. Each Holder of an Allowed Claim in Class 11A, 11B, 11C, 11D or 11E shall be deemed to have accepted the Plan and, therefore, is not entitled to vote.

12.	NII Interests (Class 12A)

a.           Classification: Class 12A consists of all NII Interests.

b.           Treatment: On the Effective Date, all NII Interests shall be cancelled and extinguished. Holders of NII Interests shall not receive any distribution pursuant to the Plan.

c.           Voting: Interests in Class 12A are Impaired. Each Holder of an Allowed Interest in Class 12A shall be deemed to have rejected the Plan and, therefore, is not entitled to vote.

13.	Subsidiary Debtor Equity Interests (Classes 13B through 13E)

a.           Classification: Classes 13B, 13C, 13D and 13E consist of all Subsidiary Debtor Equity Interests.

b.           Treatment: On the Effective Date, all Subsidiary Debtor Equity Interests shall not receive any distribution pursuant to the Plan and shall be Reinstated, subject to Section III.C.1.

c.           Voting: Interests in Classes 13B, 13C, 13D and 13E are Unimpaired. Each Holder of an Allowed Interest in Class 13B, 13C, 13D or 13E shall be deemed to have accepted the Plan and, therefore, is not entitled to vote.

D.	Special Provision Regarding Prepetition Intercompany Claims, Avoidance Claims, Recharacterization Claims and Transferred Guarantor Claims

Any and all Avoidance Claims, Recharacterization Claims and Transferred Guarantor Claims (including any such Claims against or in favor of NIU to which NIU Holdings LLC shall succeed pursuant to the Mexico Sale Order) shall be settled and compromised pursuant to Section III.H.2. Distributions on account of the Allowed Claims resulting from such settlement and compromise shall be effected through the distributions to Holders of Allowed Claims pursuant to this Plan. Notwithstanding the foregoing, Prepetition Intercompany Claims may be deemed settled, cancelled, extinguished or otherwise Reinstated, in whole or in part, as of the Effective Date, in each case, at the discretion of the Debtors or Reorganized Debtors, with the consent of the Creditors' Committee and each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such treatment shall not affect or be deemed to affect or modify (1) the settlement and compromise of the Avoidance Claims, Recharacterization Claims and Transferred Guarantor Claims pursuant to the terms of this Plan or (2) the releases contained in this Plan.

E.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors' or the Reorganized Debtors' rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

F.	Postpetition Interest on Claims

Except as required by applicable bankruptcy law, postpetition interest shall not accrue or be payable on account of any Claim; provided, however, in connection with the settlement and compromise of the Avoidance Claims, Recharacterization Claims and Transferred Guarantor Claims set forth herein, certain Holders of the Luxco Note Claims relinquished their right to assert additional claims for postpetition interest on their Luxco Note Claims.

G.	Insurance

Notwithstanding anything to the contrary herein, if any Allowed Claim is covered by an insurance policy, such Claim shall first be paid from proceeds of such insurance policy, with the balance, if any, treated in accordance with the provisions of the Plan governing the Class applicable to such Claim.

III.	MEANS OF IMPLEMENTATION

A.	Issuance of Reorganized NII Common Stock

On the Effective Date, 150,000,000 shares of Reorganized NII Common Stock shall be authorized, and Reorganized NII shall issue 100,000,000 shares of Reorganized NII Common Stock pursuant to the Plan, including the distribution of shares of Reorganized NII Common Stock to holders of Claims in Classes 4D, 5A, 5B, 5C, and 6E pursuant to the Plan. The issuance of up to an additional 5,263,158 shares of Reorganized NII Common Stock by Reorganized NII, including restricted stock, options, stock appreciation rights or other equity awards, if any, in connection with the Management Incentive Plan, shall be authorized without the need for further corporate action and without any further action by the Holders of Claims or Interests. Any shares not necessary to satisfy obligations under the Plan shall have the status of authorized but not issued shares of Reorganized NII.

Each distribution and issuance of the Reorganized NII Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On the Effective Date, each of the applicable Reorganized Debtors will be authorized to and shall issue or execute and deliver, as applicable, the Reorganized NII Common Stock and the New Securities and Documents, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

As soon as reasonably practicable after the Effective Date, but no later than sixty (60) days after the Effective Date, Reorganized NII shall use commercially reasonable efforts to cause the Reorganized NII Common Stock to be listed for trading on the New York Stock Exchange or the Global or Global Select markets of the NASDAQ Stock Market.

The issuance or execution and delivery of the New Securities and Documents, as applicable, and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan shall become and shall remain effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

On the Effective Date, Reorganized NII and certain recipients of the Reorganized NII Common Stock shall be deemed to have entered into the Registration Rights Agreement, which provides, among other things, that parties who, together with their affiliates, receive 10% or more of the Reorganized NII Common Stock issued under the Plan will have registration rights pursuant to the terms of the Registration Rights Agreement.

B.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein (including with respect to the Restructuring Transactions described in Section III.C.1): (1) as of the Effective Date, Reorganized NII shall exist as a separate corporate entity, with all corporate powers in accordance with the laws of the state of Delaware and the certificates of incorporation and bylaws, appended hereto as Exhibit B and Exhibit C, respectively; (2) subject to the Restructuring Transactions, each of the Debtors shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, conversion, dissolution or otherwise) under applicable law; and (3) on the Effective Date, all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, shall vest, subject to the Restructuring Transactions, in the applicable Reorganized Debtors, free and clear of all Claims, liens, charges, other encumbrances, Interests and other interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for appropriate Professionals' fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.

C.	Restructuring Transactions

1.	Restructuring Transactions Generally

On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the applicable Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect, in accordance with applicable non-bankruptcy law, a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors, all to the extent not inconsistent with any other terms of the Plan, and subject to the consent of the Creditors' Committee and each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed. Unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors (each with the consent of the Creditors' Committee and each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Any such transactions may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors.

2.	Obligations of Any Successor Corporation in a Restructuring Transaction

The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, Liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will succeed to the rights and obligations of such Reorganized Debtor under the Plan and will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in the Plan or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations. For the avoidance of doubt, with respect to the Mexico Sale Documents, the provisions in such documents identifying (i) successors to the Debtors thereunder and (ii) the obligations of such successors thereunder, in each case, shall apply.

D.	Operating Company Credit Agreements and New NII-ATC Guaranty

The Debtors or Reorganized Debtors, as applicable, are authorized to execute and deliver and enter into any agreements or filings related to the CDB Amended Guarantee, the CDB Shareholder Undertaking Agreement, the CDB Loan Subordination Agreement, the Operating Company Credit Agreements and the New NII-ATC Guaranty without the need for any further corporate or other organizational action and without further Court approval, and the CDB Shareholder Undertaking Agreement and the CDB Loan Subordination Agreement shall be reinstated and continued on and after the Effective Date in accordance with their respective terms, with the applicable Reorganized Debtors and the Brazil Equipment Financing Agent retaining all of their respective rights and defenses thereunder. As discussed in Section VII.B, the execution and effectiveness of the foregoing agreements and amendments with respect to the Operating Company Credit Agreements is a condition precedent to the Effective Date.

E.	Sources of Cash for Plan Distributions

The Debtors or Reorganized Debtors, as applicable, with the consent of the Creditors' Committee and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed, are authorized to execute and deliver any documents necessary or appropriate to obtain Cash for funding the Plan, including, without limitation, pursuant to the New NII Exit Financing Documents (if obtained). All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained through a combination of one or more of the following: (a) Cash on hand of the Debtors, including Cash from business operations, or distributions from Non-Debtor Affiliates; (b) proceeds of the Mexico Sale Transaction and any other sale of assets; (c) the New NII Exit Financing Facility (if obtained); (d) the proceeds of any tax refunds and other causes of action; and (e) any other means of financing or funding that the Debtors or the Reorganized Debtors determine is necessary or appropriate. Further, the Debtors and the Reorganized Debtors shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan, with the consent of the Creditors' Committee and each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed. Except as set forth herein, any changes in intercompany account balances resulting from such transfers shall be accounted for and settled in accordance with the Debtors' historical intercompany account settlement practices and shall not violate the terms of the Plan or any orders entered by the Bankruptcy Court with respect to the Debtors' cash management system.

F.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs; Other Agreements

1.	Certificates of Incorporation and Bylaws

As of the Effective Date, the certificate of incorporation and the bylaws (or comparable constituent documents) of Reorganized NII shall be substantially in the forms appended hereto as Exhibit B and Exhibit C, respectively. The certificate of incorporation and bylaws (or comparable constituent documents) of each Reorganized Debtor, among other things, shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation or bylaws (or comparable constituent documents) as permitted by applicable non-bankruptcy law, subject to the terms and conditions of such constituent documents. On the Effective Date, or as soon thereafter as is practicable, each Reorganized Debtor shall file such certificate of incorporation (or comparable constituent documents) with the secretary of state or jurisdiction or similar office of the state or jurisdiction in which such Reorganized Debtor is incorporated or organized, to the extent required by and in accordance with the applicable corporate law of such state.

2.	Directors and Officers of the Reorganized Debtors

In accordance with section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date, the initial officers and directors of Reorganized NII shall be comprised of the individuals identified in a disclosure to be Filed as part of the Plan Supplement.

The New Board shall initially consist of seven (7) directors, including (a) the chief executive officer of Reorganized NII, (b) three (3) directors designated by Capital Group, (c) one (1) director designated by Aurelius, and (d) two (2) directors designated by the Luxco Group. Each of the individuals designated as nominees to be directors (other than the chief executive officer of Reorganized NII) shall (a) be independent under the rules of the New York Stock Exchange or the NASDAQ Stock Market, as applicable, and the independence requirements for members of audit committees under the rules of the Securities and Exchange Commission and (b) not be employees of any of the Requisite Consenting Noteholders. The foregoing board designation rights shall not continue after the selection of the New Board.

The directors for the boards of directors of the direct and indirect subsidiaries of Reorganized NII shall be identified and selected by the New Board.

3.	Employment-Related Agreements and Compensation Programs

a.           Except as otherwise provided herein, as of the Effective Date, each of the Reorganized Debtors shall have authority to: (i) maintain, reinstate, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active and retired directors, officers and employees, subject to the terms and conditions of any such agreement and applicable non-bankruptcy law; and (ii) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees.

b.           On the Effective Date, the Severance Plan shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by Reorganized NII pursuant to section 365 of the Bankruptcy Code and Section IV.A of the Plan.

c.           On or after the Effective Date, the New Board shall adopt and implement the Management Incentive Plan.

d.           From and after the Effective Date, the Reorganized Debtors shall continue to administer and pay the Claims arising before the Petition Date under the Debtors' workers' compensation programs in accordance with their prepetition practices and procedures.

4.	Other Matters

Notwithstanding anything to the contrary in the Plan, no provision in any contract, agreement or other document with the Debtors that is rendered unenforceable against the Debtors or the Reorganized Debtors pursuant to sections 541(c), 363(l) or 365(e)(1) of the Bankruptcy Code, or any analogous decisional law, shall be enforceable against the Debtors or Reorganized Debtors as a result of this Plan.

5.	Transactions Effective as of the Effective Date

Pursuant to section 1142 of the Bankruptcy Code and section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state or jurisdiction the following shall occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and shall be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or directors of the Debtors or any of the Reorganized Debtors: (a) the Restructuring Transactions, if any; (b) the adoption of new or amended and restated certificates of incorporation and bylaws (or comparable constituent documents) for each Reorganized Debtor; (c) the initial selection of directors and officers for each Reorganized Debtor; (d) the distribution of Cash and other property pursuant to the Plan; (e) the authorization and issuance of Reorganized NII Common Stock pursuant to the Plan; (f) the entry into and performance of the New NII Exit Financing Documents (if applicable); (g) the entry into and performance of the CDB Amended Guarantee; (h) the entry into and performance of the New NII-ATC Guaranty; (i) any amendments to any of the Operating Company Credit Agreements; (j) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (k) the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, including the Management Incentive Plan, retirement income plans, welfare benefit plans and other employee plans and related agreements; and (l) any other matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized Debtors or corporate action to be taken by or required of a Debtor or Reorganized Debtor.

G.	New NII Exit Financing Facility

On the Effective Date, one or more of the Reorganized Debtors shall be authorized to consummate the New NII Exit Financing Facility (if obtained) and to execute, deliver and enter into the New NII Exit Financing Documents, and any related agreements or filings without the need for any further corporate or other organizational action and without further action by the Holders of Claims or Interests, and the New NII Exit Financing Documents and any related agreements or filings shall be executed and delivered and the applicable Reorganized Debtors shall enter into the New NII Exit Financing Facility and be permitted to incur or issue the indebtedness available thereunder.

Any final material terms of the New NII Exit Financing Facility (if obtained) shall be included in the Plan Supplement, and shall be reasonably acceptable to the Plan Proponents, Capital Group and Aurelius, and subject to the consent of the Luxco Group, such consent not to be unreasonably withheld, conditioned or delayed; provided that if Capital Group or Aurelius participates as a lender in the New NII Exit Financing Facility, the New NII Exit Financing Facility shall be reasonably acceptable to each of the Plan Proponents and each of the Requisite Consenting Noteholders.

H.	Preservation of Rights of Action; Settlement Agreements and Releases

1.	Preservation of Rights of Action by the Reorganized Debtors; Recovery Actions

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall have vested in them as of the Effective Date, and the Reorganized Debtors shall retain and may enforce, any claims, demands, rights, defenses and causes of action that the Debtor or the Estate may hold against any Entity, except the Avoidance Claims, the Recharacterization Claims and the Transferred Guarantor Claims. Each Reorganized Debtor or its successor may pursue such retained claims, demands, rights, defenses or causes of action, as appropriate, and may settle such claims after the Effective Date without notice to parties in interest or approval of the Bankruptcy Court. Notwithstanding the foregoing, as of the Effective Date, the Debtors shall waive and release all Recovery Actions.

2.	Comprehensive Settlement of Claims and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates an integrated compromise and settlement designed to achieve a beneficial and efficient resolution of these Chapter 11 Cases for all parties in interest. Accordingly, in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IX.E, shall constitute a good-faith compromise and settlement of all Claims, disputes, or controversies relating to the rights that a Holder of a Claim may have with respect to any Claim (other than Claims Reinstated hereunder) or any distribution to be made pursuant to the Plan on account of any such Claim (other than Claims Reinstated hereunder), including, but not limited to, the Avoidance Claims, the Recharacterization Claims and the Transferred Guarantor Claims as described below. Without limiting the effect of the preceding sentence, the Plan provides that:

•	The Avoidance Claims shall be settled and compromised herein by providing for Allowed Claims against the applicable Debtors in amounts reflecting the avoidance of 25% of each of the Identified Avoidance Claims.

•	The Recharacterization Claims shall be settled and compromised herein by providing for Allowed Claims against the applicable Debtors in an amount equal to 75% of the amount of the Recharacterization Claims, excluding the Capco Intercompany Note, which will be Allowed in an amount equal to 100% of its asserted amount, subject to the subordination of the Capco Intercompany Note being resolved pursuant to the settlement and compromise of the Avoidance Claims. In addition, if a Claim is subject to both Avoidance Claims and Recharacterization Claims, there is a compounding effect on such a Claim resulting from the settlement.

•	The Transferred Guarantor Claims shall be settled and compromised herein by providing for Allowed Claims against each of the applicable Debtors in the Transferred Guarantor Debtor Group in amounts reflecting the allowance of 21.0% of the outstanding prepetition Claim amount of each of the Capco 8.875% Notes and Capco 10% Notes.

The allowance of Claims provided for herein and the distributions and other benefits provided under the Plan shall be in full satisfaction of any and all potential Claims that could have been asserted as part of the

Avoidance Claims, the Recharacterization Claims and Transferred Guarantor Claims, regardless of whether any of the foregoing Claims are identified herein or could have been asserted. Distributions on account of the Allowed Claims resulting from the settlement and compromise of the Avoidance Claims, the Recharacterization Claims and the Transferred Guarantor Claims shall be effected through the distributions to Holders of Allowed Claims pursuant to this Plan. The allowance of such Claims provided for hereunder is solely for the purpose of determining the allocation and distribution of the Reorganized NII Common Stock to Holders of Allowed Claims pursuant to the Plan but shall not alter the treatment of the underlying transactions that gave rise to such Claims for any other purpose.

The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims, disputes, or controversies provided for herein, and the Bankruptcy Court's determination that such compromises and settlements are in the best interests of the Debtors, their estates, the Reorganized Debtors, creditors and all other parties in interest, and are fair, equitable and within the range of reasonableness. The compromises and settlements described herein shall be deemed non-severable from each other and from all other terms of the Plan.

I.	Reinstatement and Continuation of Insurance Policies

From and after the Effective Date, each of the Debtors' insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section IV.A of the Plan. Nothing in the Plan shall affect, impair or prejudice the rights of the insurance carriers or the Reorganized Debtors under the insurance policies in any manner, and such insurance carriers and Reorganized Debtors shall retain all rights and defenses under such insurance policies, and such insurance policies shall apply to, and be enforceable by and against, the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date.

J.	Cancellation and Surrender of Instruments, Securities and Other Documentation

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Section II, all notes, instruments, certificates, and other documents evidencing Claims or Interests (including, without limitation, the NII Interests, the Prepetition Indentures and the Prepetition Notes) shall be deemed cancelled and of no further force and effect against the Debtors and the Debtors, without any further action on the part of any Debtor; provided, however, that the Prepetition Indentures and the Prepetition Notes shall remain in effect after the Effective Date only as follows: (1) for so long as is necessary to permit distributions to be made pursuant to the Plan and the applicable Indenture Trustee to perform necessary functions with respect thereto; and (2) to allow each Indenture Trustee and any predecessor trustee under any of the Prepetition Indentures to exercise its charging lien for the payment of its fees and expenses and for indemnification as provided in the applicable Prepetition Indentures. From and after the making of the applicable distributions pursuant to Section II, the Holders of the Prepetition Note Claims shall have no rights against the Debtors, the Debtors or the Reorganized Debtors arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. No distribution under the Plan shall be made to or on behalf of any Holder of a Prepetition Note Claim until such Prepetition Notes are received by the applicable Indenture Trustee to the extent required pursuant to Section V.B.

K.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and consistent with the treatment provided for Claims and Interests in Section II, all mortgages, deeds of trust, liens or other security interests, including any liens granted as adequate protection against the property of any Estate, shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns. For the avoidance of doubt, the charging liens of the Indenture Trustees under the applicable Prepetition Indentures may be asserted on the distributions to Holders of Allowed Claims in Classes 4A,

4D, 5A, 5B, 5C and 6E as applicable, and, to the extent asserted, shall remain in place until the reasonable and documented fees and expenses of the Indenture Trustees are satisfied as provided herein. As of the Effective Date, the Reorganized Debtors shall be authorized to execute and file on behalf of creditors Form UCC-3 termination statements, mortgage releases or such other forms as may be necessary or appropriate to implement the provisions of this Section III.K.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the Reorganized NII Common Stock issued pursuant to the Plan, the CDB Amended Guarantee, the New NII-ATC Guaranty and any amendments to any of the Operating Company Credit Agreements, in each case, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except those expressly required pursuant to the Plan.

IV.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each of the Debtors' Executory Contracts and Unexpired Leases not previously assumed or rejected pursuant to an order of the Bankruptcy Court shall be deemed rejected as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on Exhibit G to this Plan (which shall be Filed as part of the Plan Supplement) as an Executory Contract or Unexpired Lease designated for assumption, (2) which is the subject of a separate motion or notice to assume or reject Filed by the Debtors and pending as of the Confirmation Hearing, (3) that previously expired or terminated pursuant to its own terms or (4) that was previously assumed by any of the Debtors.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, without limitation, any "change of control" provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement Exhibit G to the Plan in their discretion (subject to the consent of the Creditors' Committee and each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) prior to the Effective Date on no less than three (3) days' notice to the counterparty thereto.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. No later than the date on which the Plan Supplement is Filed, to the extent not previously Filed with the Bankruptcy Court and served on affected counterparties, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable Executory Contract and Unexpired Lease counterparties, together with procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a contract or lease counterparty to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors by the date on which objections to Confirmation are due (or such other date as may be provided in the applicable assumption notice). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount shall be deemed to have assented to such assumption or cure amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged without further notice to or action, order or approval of the Bankruptcy Court.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors' Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Proofs of Claim arising from the rejection of the Debtors' Executory Contracts and Unexpired Leases that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors' Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Section II.C.8.

The Plan Proponents reserve the right to object to, settle, compromise or otherwise resolve any Claim Filed on account of a rejected Executory Contract or Unexpired Lease.

D.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order.

E.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, nor the Debtors' delivery of a notice of proposed assumption and proposed cure amount to applicable contract and lease counterparties shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

F.	Pre-Existing Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors under such Executory Contracts or Unexpired Leases. Notwithstanding any applicable non-bankruptcy law to the contrary, the Debtors and Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, indemnifications or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors from counterparties to rejected Executory Contracts or Unexpired Leases.

G.	Certain Compensation and Benefit Programs

Notwithstanding anything to the contrary in this Plan, all contracts, agreements, policies, programs and plans in existence on the Petition Date that provided for the issuance of NII Interests or other Interests in any of the Debtors to current or former employees or directors of the Debtors are, to the extent not previously terminated or rejected by the Debtors, rejected or otherwise terminated as of the Effective Date without any further action of the Debtors or Reorganized Debtors or any order of the Court, with rejection damages of $0.00, and any unvested NII Interests or other Interests granted under any such agreements, policies, programs and plans in addition to any NII Interests or other Interests granted under such agreements previously terminated or rejected by the Debtors to the extent not previously cancelled shall be cancelled pursuant to Section III.J. Objections to the treatment of these plans or the Claims for rejection or termination damages arising from the rejection or termination of any such plans, if any, must be submitted and resolved in accordance with the procedures and subject to the conditions for objections to Confirmation. If any such objection is not timely Filed and served before the deadline set for objections to the Plan, each participant in or counterparty to any agreement described in this Section IV.G shall be forever barred from (1) objecting to the rejection or termination provided hereunder, and shall be precluded from being heard at the Confirmation Hearing with respect to such objection; (2) asserting against any Reorganized Debtor, or its property, any default existing as of the Effective Date or any counterclaim, defense, setoff or any other interest asserted or assertable against the Debtors; and (3) imposing or charging against any Reorganized Debtor any accelerations, assignment fees, increases or any other fees as a result of any rejection pursuant to this Section IV.G.

H.	Obligations to Insure and Indemnify Directors, Officers and Employees

1.           Any and all directors and officers liability and fiduciary insurance or tail policies in existence as of the Effective Date shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed or assumed and assigned by the applicable Debtor or Reorganized Debtor, pursuant to section 365 of the Bankruptcy Code and Section IV.A of the Plan. Each insurance carrier under such policies shall continue to honor and administer the policies with respect to the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors prior to the Effective Date.

2.           The applicable Reorganized Debtor shall only be obligated to indemnify any person who is serving or has served as one of the Debtors' directors, officers or employees at any time from and after the Petition Date for any losses, claims, costs, damages or Liabilities resulting from such person's service in such a capacity at any time from and after the Petition Date or as a director, officer or employee of a Non-Debtor Affiliate at any time from and after the Petition Date, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, shall be deemed and treated as Executory Contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of the Confirmation Order.

V.	PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Allowed Claims as of the Effective Date

Except as otherwise provided in this Section V, distributions to be made on the Effective Date to Holders of

Allowed Claims as provided by Section II or this Section V shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable by the Debtors or the Reorganized Debtors, as applicable.

B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions to Holders of Claims in Classes 4A, 4D, 5A, 5B, 5C, and 6E

1.	Distribution Procedures

a.           Reorganized NII shall deliver to the applicable Indenture Trustees on or as soon as practicable after the Effective Date the property to be distributed, if any, to Holders of Allowed Claims in Classes 4A, 4D, 5A, 5B, 5C, and 6E under Section II; provided that, notwithstanding the foregoing, Reorganized NII and the applicable Indenture Trustees, subject to their respective rights under sections 6.09 and 7.07(d) under the applicable Prepetition Indentures, shall take the necessary steps to effect the distribution of the Reorganized NII Common Stock through DTC. As soon as practicable thereafter and to the extent applicable, the applicable Indenture Trustees shall make the distributions set forth in Section II, which shall be effected through DTC, and in accordance therewith to the Holders of Allowed Luxco Note Claims, Allowed Capco Note Claims and Allowed Transferred Guarantor Claims, as applicable, in accordance with the practices and procedures of DTC; provided that, to the extent that the distributions are not eligible to be effected through DTC, (i) the Indenture Trustees will have no responsibility or obligation to take delivery of, or distribute such distributions and (ii) neither Reorganized NII nor an agent thereof will make such distributions directly or indirectly to Holders of Allowed Claims until after the Indenture Trustees receive an amount of Cash equal to the reasonable and documented fees and expenses of such Indenture Trustee outstanding in accordance with Section II. Upon delivery of the property to be distributed, if any, to Holders of Allowed Claims in Classes 4A, 4D, 5A, 5B, 5C, and 6E under Section II as provided hereunder, the Debtors shall have no further obligations with respect to distributions to Holders of Allowed Claims in Classes 4A, 4D, 5A, 5B, 5C, and 6E under this Plan.

b.           No fractional shares of Reorganized NII Common Stock shall be distributed under this Plan. To the extent any Holder of a Claim would be entitled to receive a fractional share of Reorganized NII Common Stock, the Debtors shall round downward the number of shares due to that Holder to the nearest whole share.

c.           The Debtors, the Reorganized Debtors and the Indenture Trustees (if applicable) shall only be required to act and make distributions in accordance with the terms of the Plan. Such parties shall have no (i) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or any other date on which a distribution is made or who does not otherwise comply with the terms of the Plan.

2.	Undeliverable Distributions

a.	Holding of Undeliverable Distributions

The Reorganized Debtors shall make one attempt to make the distributions contemplated hereunder in accordance with the procedures set forth herein. Any distributions returned to the Reorganized Debtors, or distributions that are otherwise undeliverable, shall remain in the possession of the applicable Reorganized Debtor until such time as a distribution becomes deliverable.

b.	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim entitled to a distribution of property under this Plan that does not assert a claim pursuant to the Plan for an undeliverable distribution within 180 days after the Effective Date shall have its claim for such undeliverable distribution discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors or their respective property.

C.	Compliance with Tax Requirements

1.           In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, to the extent applicable, the Debtors, the Reorganized Debtors, the Indenture Trustees or any other party issuing any instruments or making any distributions under the Plan shall comply with all Tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Each of the Debtors, Reorganized Debtors and the Indenture Trustees, as applicable, shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

2.           Notwithstanding any other provision of the Plan, each Entity receiving a distribution pursuant to the Plan shall have the sole and exclusive responsibility for the satisfying and paying of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

D.	Effect of Distribution and Distribution Record Date

1.           Upon the date on which distributions to Holders of Allowed Claims in Classes 4A, 4D, 5A, 5B, 5C and 6E are completed, the transfer registers for the Prepetition Notes shall be closed. The Debtors or the Indenture Trustees shall have no obligation to recognize the transfer or sale of any Prepetition Note Claim that occurs after such date and shall be entitled for all purposes herein to recognize and make distributions only to those Holders who are Holders of such Prepetition Note Claims on such date.

2.           Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the applicable Distribution Record Date shall be treated as the Holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by such Distribution Record Date.

E.	Setoffs

Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Claim and the payments or distributions to be made on account of the Claim the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of the Claim; provided, however, that the failure to effect a setoff shall not constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against the Holder of a Claim; provided, further, however, that the Debtor or Reorganized Debtor shall not set off or assert a right of set off against any Prepetition Note Claims.

F.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

G.	Distributions to Holders of Disputed Claims

Notwithstanding any other provision of the Plan, (1) no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim, if ever and (2) except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Holder of such Claim shall receive the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law. Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

VI.	DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

A.	Allowance of Claims

After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

Any Claim that has been listed in the Schedules as disputed, contingent or unliquidated, and for which no Proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order or approval of the Bankruptcy Court.

B.	Prosecution of Objections to Claims

Except as otherwise specifically provided in the Plan, the Plan Proponents, prior to the Effective Date, and the Reorganized Debtors, after the Effective Date, shall have the sole authority: (1) to File, withdraw or litigate to judgment, objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) to administer and adjust the claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court.

C.	Estimation of Claims

The Plan Proponents, prior to the Effective Date, and the Reorganized Debtors after the Effective Date, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the claims register by the Reorganized Debtors without a claim objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

E.	Disallowance of Certain Claims

EXCEPT AS PROVIDED HEREIN, IN AN ORDER OF THE BANKRUPTCY COURT OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE

SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS.

F.	Offer of Judgment

The Reorganized Debtors are authorized to serve upon a Holder of a Disputed Claim an offer to allow judgment to be taken on account of such Disputed Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the Holder of a Disputed Claim must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors are entitled to set off such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

G.	Amendments to Claims

On or after the Effective Date, except as provided herein, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such prior authorization is not received, any such new or amended Claim filed shall be deemed disallowed in full and expunged without any further action.

VII.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	Conditions to Confirmation

The Bankruptcy Court shall not be requested to enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to Section VII.C:

1.           The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

2.           All Plan Documents shall (a) be in form and substance reasonably acceptable to the Plan Proponents, Aurelius and Capital Group, and (b) solely with respect to the Plan, the Disclosure Statement, the materials for solicitation of the Plan and Disclosure Statement, the motion to approve the Disclosure Statement, the Disclosure Statement Order, the Confirmation Order, any term sheet and/or commitment letter relating to the DIP Credit Agreement be in form and substance reasonably acceptable to the Luxco Group, and with respect to all other documents, be subject to the consent of the Luxco Group, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, the Debtors shall consult with the Luxco Group regarding a proposed New NII Exit Financing Facility and the negotiation of the terms thereof and the final terms and conditions of such New NII Exit Financing Facility shall be subject to the consent of the Luxco Group, such consent not to be unreasonably withheld, conditioned or delayed; provided, further, that if Aurelius or Capital Group participates in the New NII Exit Financing Facility, such financing shall be on terms and conditions reasonably acceptable to each of the Plan Proponents and each of the Requisite Consenting Noteholders.

3.           The Bankruptcy Court shall have entered the Plan Support Agreement Order in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

4.           The Plan and Confirmation Order shall be in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

B.	Conditions to the Effective Date

The Effective Date shall not occur, and the Plan shall not be consummated unless and until the following conditions have been satisfied or duly waived pursuant to Section VII.C:

1.           All documents and agreements necessary to consummate the Plan shall have been effected or executed.

2.           The Bankruptcy Court shall have entered the Mexico Sale Order, subject to any modifications to the form of Mexico Sale Order appended to the motion seeking approval of the Mexico Sale Transaction [Docket No. 406] being in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

3.           The Mexico Sale Transaction shall have been consummated in accordance with its terms and the Mexico Sale Order.

4.           The Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall be (i) a Final Order and (ii) in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

5.           The Operating Company Credit Agreements shall have been amended in form and substance reasonably acceptable to the applicable operating subsidiaries of the Debtors and each of the Requisite Consenting Noteholders (subject to a consultation right in favor of the Creditors' Committee), and any defaults under the Operating Company Credit Agreements shall have been cured or waived; provided that the foregoing consent rights of each of the Requisite Consenting Noteholders with respect to (i) any amendments, restatements, modifications or refinancings of the NII Brazil CDB Agreement shall only apply to such amendments, restatements, modifications or refinancings entered into after December 18, 2014, including any further amendments, restatements, modifications or refinancings of any such amendments, restatements, modifications or refinancings of the NII Brazil CDB Agreement entered into prior to December 18, 2014, and (ii) any amendments, restatements, modifications or refinancings of any of the Other Brazilian Credit Agreements shall only apply to amendments or modifications to the drafts of such amendments, restatements, modifications or refinancings of such Other Brazilian Credit Agreements delivered to the Requisite Consenting Noteholders on or before February 26, 2015, including any amendments, restatements, modifications or refinancings of any of such drafts.

6.           Receipt of required governmental approvals (if any) and any and all other steps necessary to consummate the Debtors' proposed restructuring in any applicable jurisdictions have been received and/or effectuated.

7.           All reasonable and documented Requisite Consenting Noteholders Professionals Fees/Expenses as well as the reasonable out-of-pocket expenses of the Requisite Consenting Noteholders incurred in connection with the Debtors' restructuring that were incurred prior to the Effective Date have been paid in full in Cash, subject to the limitations set forth in Section I.A.160.

8.           All other documents and agreements necessary to implement the Plan on the Effective Date that are required to be in form and substance reasonably acceptable to the Plan Proponents and the Requisite Consenting Noteholders shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred.

9.          All statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.

C.	Waiver of Conditions to Confirmation or the Effective Date

The conditions to Confirmation and the conditions to the Effective Date may be waived in whole or part at any time by the Plan Proponents, with the consent of each of the Requisite Consenting Noteholders, without an order of the Bankruptcy Court.

D.	Effect of Nonoccurrence of Conditions to the Effective Date

Subject to the terms of the Plan Support Agreement, the Plan Proponents reserve the right to seek to vacate the Plan at any time prior to the Effective Date. If the Confirmation Order is vacated pursuant to this Section VII.D: (1) the Plan shall be null and void in all respects, including with respect to (a) the discharge of Claims pursuant to section 1141 of the Bankruptcy Code, (b) the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases, as applicable, and (c) the releases described in Section IX.E; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any claims by or against, or any Interest in, any Debtor or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

VIII.	NON-CONSENSUAL CONFIRMATION

In the event that any Impaired Class of Claims or Interests rejects this Plan, the Plan Proponents reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (A) request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case this Plan shall constitute a motion for such relief and/or (B) amend this Plan in accordance with Section XI.A.

IX.	EFFECT OF CONFIRMATION

A.	Dissolution of Official Committees

Except to the extent provided herein, upon the Effective Date, the current and former members of the Creditors' Committee and any other creditor, equity or other committee appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date the Creditors' Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (1) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (2) any appeals to which the Creditors' Committee is a party; (3) any adversary proceedings or contested matters as of the Effective Date to which the Creditors' Committee is a party; and (4) responding to creditor inquiries for sixty (60) days following the Effective Date. Following the completion of the Creditors' Committee's remaining duties set forth above, the Creditors' Committee shall be dissolved, and the retention or employment of the Creditors' Committee's respective attorneys, accountants and other agents shall terminate.

B.	Discharge of Claims and Interests

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests arising or existing on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. From and after the Effective Date, the Debtors shall be discharged from any and all Claims and Interests that arose or existed prior to the Effective Date, subject to the obligations of the Debtors under the Plan.

Nothing contained herein shall derogate, supersede or modify, in any way, any provision of the Mexico Sale Order or the Mexico Sale Documents. Nothing in the Plan or in any order confirming the Plan shall or is intended to (i) affect, release, enjoin or impact in any way Lead Plaintiff's prosecution of the claims asserted, or its right to seek to assert other claims, against any non-debtor defendants in the Securities Litigation [In re NII Holdings, Inc. Securities Litigation, Case No. 14-cv-00227-LMB-JFA (E.D.Va.)]; (ii) preclude Lead Plaintiff and/or the Putative Class from seeking discovery from the Debtors, the Reorganized Debtors or such other transferee of the Debtors’ assets subject to the terms of the Stipulation and Agreed Order [Docket No. 329]; or (iii) relieve any party from their obligations under the Stipulation and Agreed Order [Docket No. 329].

C.	Injunctions

As of the Effective Date, except with respect to the obligations of the Reorganized Debtors under the Plan or the Confirmation Order, all Entities that have held, currently hold or may hold any Claims or Interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action or Liabilities that are waived, discharged or released under the Plan shall be permanently enjoined from taking any of the following enforcement actions against the Debtors, the Reorganized Debtors, the Released Parties or any of their respective assets or property on account of any such waived, discharged or released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or Liabilities: (1) commencing or continuing in any manner any action or other proceeding; (2) enforcing, levying, attaching, collecting or recovering in any manner any judgment, award, decree or order; (3) creating, perfecting or enforcing any lien or encumbrance; (4) asserting any right of setoff, subrogation or recoupment of any kind against any debt, liability or obligation due to any Debtor, Reorganized Debtor or Released Party; and (5) commencing or continuing any action, in any manner, in any place to assert any Claim waived, discharged or released under the Plan or that does not otherwise comply with or is inconsistent with the provisions of the Plan.

D.	Exculpation

From and after the Effective Date, the Released Parties, the Debtors and the Reorganized Debtors shall neither have nor incur any liability to any Entity, and no Holder of a Claim or Interest, no other party in interest and none of their respective Representatives shall have any right of action against any Debtor, Reorganized Debtor, Released Party or any of their respective Representatives for any act taken or omitted to be taken before the Effective Date in connection with, related to or arising out of the Chapter 11 Cases, the Debtors or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan Term Sheet, the Plan Support Agreement, Plan, the Exhibits, the Disclosure Statement, any amendments to any of the Operating Company Credit Agreements, the New NII-ATC Guaranty, the CDB Amended Guarantee, the Mexico Sale Transaction, the DIP Credit Agreement, the DIP Order, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any other obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of this Section IX.D shall have no effect on the liability of (1) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan, (2) any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud) or (3) applicable attorneys to their respective clients comprising a Released Party pursuant to N.Y. Comp. Codes R. & Regs. tit. 22, § 1200.0, rule 1.8(h)(1) (2015), provided, however, that any party seeking to assert such a claim against any such attorney must first seek relief, on proper notice, from the Bankruptcy Court.

E.	Releases

1.	Releases by Debtors and Reorganized Debtors

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, to the fullest extent permitted by law, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party with respect to a Debtor, the Estates, the Chapter 11 Cases, or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan Term Sheet, the Plan Support Agreement, the Plan, the Exhibits, the Disclosure Statement, any amendments to any of the Operating Company Credit Agreements, the New NII-ATC Guaranty, the CDB Amended Guarantee, the Mexico Sale Transaction, the DIP Credit Agreement, the DIP Order, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of this Section IX.E.1 shall not affect (a) the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud), (b) any rights to enforce the Plan or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan, (c) except as otherwise expressly set forth in this Plan, any objections by the Debtors or the Reorganized Debtors to Claims or Interests filed by any Entity against any Debtor and/or the Estates, including rights of setoff, refund or other adjustments, (d) the rights of the Debtors to assert any applicable defenses in litigation or other proceedings with their employees (including the rights to seek sanctions, fees and other costs), (e) any claim of the Debtors or Reorganized Debtors, including (but not limited to) cross-claims or counterclaims or other causes of action against employees or other parties, arising out of or relating to actions for personal injury, wrongful death, property damage, products liability or similar legal theories of recovery to which the Debtors or Reorganized Debtors are a party and (f) the liability of applicable attorneys to their respective clients comprising a Released Party pursuant to N.Y. Comp. Codes R. & Regs. tit. 22, § 1200.0, rule 1.8(h)(1) (2015), provided, however, that any party seeking to assert such a claim against any such attorney must first seek relief, on proper notice, from the Bankruptcy Court.

2.	Releases by Holders of Claims

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each Holder of a Claim that votes in favor of the Plan shall be deemed to forever release, waive and discharge all Liabilities in any way that such Entity has, had or may have against any Released Party (which release shall be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code), in each case, relating to a Debtor, the Estates, the Chapter 11 Cases, or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan Term Sheet, the Plan Support Agreement, the Plan, the Exhibits, the Disclosure Statement, any amendments to any of the Operating Company Credit Agreements, the New NII-ATC Guaranty, the CDB Amended Guarantee, the Mexico Sale Transaction, the DIP Credit Agreement, the DIP Order, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of this Section IX.E.2 shall have no effect onthe liability of (a) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud) and (c) applicable attorneys to their respective clients comprising a Released Party pursuant to N.Y. Comp. Codes R. & Regs. tit. 22, § 1200.0, rule 1.8(h)(1) (2015), provided, however, that any party seeking to assert such a claim against any such attorney must first seek relief, on proper notice, from the Bankruptcy Court.

F.	Votes Solicited in Good Faith

The Plan Proponents have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Plan Proponents (and each of their respective affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities offered and sold under the Plan and therefore have not, and on account of such offer and issuance will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

G.	Termination of Certain Subordination Rights

The classification and manner of satisfying Claims under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, sections 510(a) and 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan, including, without limitation, any such rights that are resolved in connection with the settlement of the Avoidance Claims. All subordination rights that a Holder of a Claim, other than a Holder of a Claim Reinstated hereunder, may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. Accordingly, distributions pursuant to the Plan shall not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

X.	RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

1.           Allow, disallow, estimate, determine, liquidate, reduce, classify, re-classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the amount, allowance, priority or classification of Claims or Interests;

2.           Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3.           Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4.           Ensure that distributions to Holders of Claims are accomplished pursuant to the provisions of the Plan;

5.           Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications Filed in the Bankruptcy Court involving any Debtor or any Reorganized Debtor that may be pending on the Effective Date or brought thereafter;

6.           Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

7.           Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity's rights arising from or obligations incurred in connection with the Plan or such documents;

8.           Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

9.           Hear and determine any matter, case, controversy, suit, dispute, or Causes of Action regarding the existence, nature and scope of the releases, injunctions, and exculpation provided under the Plan, and issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to implement, enforce or restrain interference by any Entity with respect to the consummation, implementation or enforcement of the Plan or the Confirmation Order, including the releases, injunctions, and exculpation provided under the Plan;

10.         Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

11.         Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

12.         Enforce, clarify or modify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

13.         Enter a final decree closing the Chapter 11 Cases;

14.         Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

15.         Recover all assets of the Debtors and their Estates, wherever located; and

16.         Hear any other matter over which with the Bankruptcy Court has jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Section X, the provisions of this Section X shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

XI.	MISCELLANEOUS PROVISIONS

A.	Modification of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Plan Proponents reserve the right to alter, amend or modify the Plan before its substantial consummation; provided any such alterations, amendments or modifications are in form and substance reasonably acceptable to each of the Plan Proponents and each of the Requisite Consenting Noteholders. Prior to the Effective Date, the Plan Proponents (with the consent of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court. Notwithstanding the consent rights set forth in the two preceding sentences, the Luxco Group shall not have any consent rights with respect to any economic modifications to the terms of the Plan that do not affect the recoveries, in terms of value and form of consideration, to be afforded to Holders of the Luxco Notes. Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as amended, modified, or supplemented, if the proposed amendment, modification, or supplement does not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims who were deemed to accept the Plan because such Claims were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment, modification, or supplement, such Claims continue to be Unimpaired.

B.	Revocation of the Plan

Subject to the terms of the Plan Support Agreement, the Plan Proponents reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date or at the Confirmation Hearing. If the Plan Proponents revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then the Plan shall be null and void in all respects with respect to such Debtors, and nothing contained in the Plan shall: (1) prejudice in any manner the rights of any such Debtor(s) or any other party in interest with respect to such Debtor(s); or (2) constitute an admission of any sort by any such Debtor(s) or any other party in interest with respect to such Debtor(s). The revocation or withdrawal of the Plan with respect to one or more Debtors shall not require the re-solicitation of the Plan with respect to the remaining Debtors.

C.	Conversion or Dismissal of Certain of the Chapter 11 Cases

Subject to the terms of the Plan Support Agreement, if the requisite Classes do not vote to accept this Plan or the Bankruptcy Court does not confirm this Plan, the Debtors reserve the right to have any Debtor's Chapter 11 Case dismissed or converted, or to liquidate or dissolve any Debtor under applicable non-bankruptcy procedure or chapter 7 of the Bankruptcy Code.

D.	Inconsistency

In the event of any inconsistency among the Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, the provisions of the Plan shall govern.

E.	Exhibits / Schedules

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and constitute a part of the Plan as if set forth herein.

F.	Section 1145 Exemption

To the maximum extent provided by section 1145(a) of the Bankruptcy Code, the Reorganized NII Common Stock issued under the Plan shall be exempt from registration under the Securities Act and any state's securities law registration requirements and all rules and regulations promulgated thereunder.

G.	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, including the Reorganized NII Common Stock issued pursuant to the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

H.	Request for Expedited Determination of Taxes

Reorganized NII and any Reorganized Debtor may request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, on behalf of the Debtor for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

I.	Severability

If prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court may, at the request of the Plan Proponents (with the consent of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed), alter and interpret such term or provision to the extent necessary to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.	Governing Law

Except to the extent that (1) the Bankruptcy Code or other federal law is applicable or (2) an exhibit or schedule to the Plan or the Disclosure Statement or any agreement entered into with respect to any of the Restructuring Transactions provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit, schedule or agreement), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

K.	No Admissions

If the Effective Date does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan shall (1) constitute a waiver or release of any claims by or against, or any interests in, any of the Debtors or any other Entity, (2) prejudice in any manner the rights of any of the Debtors or any other Entity, or (3) constitute an admission of any sort by any of the Debtors or any other Entity.

L.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

M.	Service of Documents

To be effective, any pleading, notice or other document required by the Plan or the Confirmation Order to be served on or delivered to counsel to the Debtors, the Reorganized Debtors, the Creditors' Committee, the Indenture Trustees, and each of the Requisite Consenting Noteholders must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

1.	The Debtors and the Reorganized Debtors

JONES DAY

222 East 41st Street

New York, New York 10017

Telephone: (212) 326-3939

Facsimile: (212) 755-7306

Scott J. Greenberg

Lisa Laukitis

- and –

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

David G. Heiman

Carl E. Black

Attorneys for the Debtors and Reorganized Debtors

2.	Creditors' Committee

KRAMER LEVIN NAFTALIS & FRANKEL LLP

1177 Avenue of the Americas

New York, New York 10036

Telephone: (212) 715-9100

Facsimile: (212) 715-8000

Kenneth H. Eckstein

Adam C. Rogoff

Stephen D. Zide

Attorneys for the Creditors' Committee

3.	The Indenture Trustees

WILMINGTON TRUST, NATIONAL ASSOCIATION

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 54402

Telephone: (612) 217-5629

Facsimile: (612) 217-5651

Peter Finkel

- and -

SCHULTE ROTH & ZABEL LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Brian D. Pfeiffer

Neil S. Begley

Attorneys for the Indenture Trustees under the Luxco Indentures

WILMINGTON SAVINGS FUND SOCIETY FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Telephone: (302) 888-7420

Facsimile: (302) 421-9137

Patrick Healy

-and-

ANDREWS KURTH LLP

450 Lexington Avenue

New York, NY 10017

Telephone: (212) 850-2816

Facsimile: (917) 399-8079

Jonathan Levine

Attorneys for the Indenture Trustees under the Capco 10% Note Indenture and the Capco 7.625% Note Indenture

U.S. BANK NATIONAL ASSOCIATION

1420 Fifth Avenue, 7th Floor

Seattle, Washington 98101

Telephone: (206) 344-4680

Facsimile: (206) 344-4694

Diana Jacobs

-and-

SHIPMAN & GOODWIN LLP

One Constitution Plaza

Hartford, Connecticut 06103

Telephone: (860) 251-5000

Facsimile: (860) 251-5214

Ira H. Goldman

Attorneys for the Indenture Trustee under the Capco 8.875% Note Indenture

4.	Capital Group

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Andrew N. Rosenberg

Elizabeth McColm

Attorneys for Capital Group

5.	Aurelius

AKIN GUMP STRAUSS HAUER & FELD LLP

One Bryant Park

Bank of America Tower

New York, New York 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Daniel H. Golden

David H. Botter

Brad M. Kahn

Attorneys for Aurelius

6.	Luxco Group

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, NY 10022

Telephone: (212) 446-4800

Facsimile: (212) 446-6460

Paul M. Basta

Christopher Marcus

Counsel to the Ad Hoc Group of NII International Telecom Noteholders

7.	DIP Agent

KING & SPALDING LLP

1185 Avenue of the Americas

New York, NY 10036

Telephone: (212) 556-2135

Facsimile: (212) 556-2222

Michael C. Rupe

Counsel for the DIP Agent

8.	Office of the U.S. Trustee

OFFICE OF THE UNITED STATES TRUSTEE

201 Varick Street, Room 1006

New York, New York 10014

Telephone: (212) 510-0500

Facsimile: (212) 668-2255

Susan D. Golden

XII.	CONFIRMATION REQUEST

The Plan Proponents request Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

Dated: June 19, 2015	Respectfully submitted,

NII Holdings, Inc., on its own behalf and on behalf of each affiliate Debtor

By:	/s/ Daniel E. Freiman
Name:	Daniel E. Freiman
Title:	Treasurer, Vice President – Corporate Development
& Investor Relations of NII Holdings, Inc.

COUNSEL TO THE DEBTORS AND DEBTORS IN POSSESSION:

Scott J. Greenberg

Lisa Laukitis

JONES DAY

222 East 41st Street

New York, New York 10017

Telephone: (212) 326-3939

Facsimile: (212) 755-7306

- and -

David G. Heiman

Carl E. Black

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

COUNSEL TO THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS:

Kenneth H. Eckstein

Adam C. Rogoff

Stephen D. Zide

KRAMER LEVIN NAFTALIS & FRANKEL LLP

1177 Avenue of the Americas

New York, New York 10036

Telephone: (212) 715-9100

Facsimile: (212) 715-8100

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